UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

SNAP-ON INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

HELP US REDUCE COSTS

If you receive more than one set of proxy materials, it means your shares are held in more than one account. You should vote the shares on all of your Proxy Cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-446-2617.

ADMISSION TO THE ANNUAL MEETING

All shareholders of record as of the close of business on February 27, 2012, can attend the meeting. Seating, however, is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	To enter the Annual Meeting, bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock through such broker or nominee and a form of identification.

HOW TO VOTE

We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the website www.investorvote.com/sna. Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

2801 80th Street

Kenosha, WI 53143

Notice of the 2012 Annual Meeting of Shareholders

March 12, 2012

Dear Shareholder:

Snap-on Incorporated will hold its 2012 Annual Meeting of Shareholders on Thursday, April 26, 2012, at 10:00 a.m. (Central Time), at the IdeaForge located within the Snap-on Innovation Works at the Company’s headquarters, 2801 80th Street, Kenosha, Wisconsin 53143. This year’s meeting is being held for the following purposes:

1.	to elect three directors to serve for the next three years;

2.	to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012;

3.	to hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” herein;

4.	to hold an advisory vote on a shareholder proposal, if properly presented; and

5.	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition to the formal business, there will be a short presentation on Snap-on’s performance.

Only shareholders who had shares registered in their names at the close of business on February 27, 2012, will be able to vote at the Annual Meeting. If you are a shareholder and plan to attend the Annual Meeting in person, please refer to the section of this Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting.”

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143. Please also contact Investor Relations if you would like directions to the Annual Meeting. If you prefer, you may e-mail questions or comments to shareholders@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Irwin M. Shur

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2012. The proxy statement and annual report to security holders are available at www.snapon.com/SNA.

The Board of Directors recommends the following votes:

•	FOR each of the Board’s nominees for election;

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	AGAINST the shareholder proposal.

To vote in person at the Annual Meeting, you will need to request a ballot to vote your shares. If you vote by proxy, either by Internet, telephone, or mail, and later find that you will be present at the Annual Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO SHAREHOLDERS?

A:    Snap-on Incorporated (“Snap-on”, “we” or the “Company”) expects to begin mailing this Proxy Statement to shareholders on or about March 12, 2012. The proxy material is also being made available to shareholders by Internet posting on or about March 12, 2012.

Q:    WHAT AM I VOTING ON?

A:    At the 2012 Annual Meeting you will be voting on four proposals:

1.	The election of three directors to serve terms of three years each. This year’s Board nominees are:

• Karen L. Daniel • Nathan J. Jones	• Henry W. Knueppel

2.	A proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

3.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” herein.

4.	A shareholder proposal, if properly presented.

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The Board of Directors is soliciting this proxy and recommends the following votes:

•	FOR each of the Board’s nominees for election;

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	AGAINST the shareholder proposal.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” Assuming a quorum is present, directors are elected by a majority of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. Assuming a quorum is present, an affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012.

The plurality of votes cast will be used to determine the results of the advisory vote to approve the compensation of the Company’s named executive officers and the vote on the shareholder proposal. Abstentions and broker non-votes will also not affect these votes, except insofar as they reduce the number of shares that are voted.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may no longer vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve executive compensation, and on the advisory vote on the shareholder proposal. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:    WHO MAY VOTE?

A:    You may vote at the Annual Meeting if you were a shareholder of record as of the close of business on February 27, 2012, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote. As of the Record Date, Snap-on had 58,265,299 shares of common stock outstanding.

Q:    HOW DO I VOTE?

A:    We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods, we encourage you to vote through the Internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the enclosed Proxy Card, Mr. Pinchuk and Mr. Shur, to vote your shares by returning the enclosed Proxy Card by mail, through the Internet or by telephone.

To Vote Over the Internet:

Log on to the Internet and go to the website www.investorvote.com/sna. Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete, sign and return the Proxy Card to the address indicated on the Proxy Card.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form of the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are held in more than one account. You should vote the shares on all of your Proxy Cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), toll-free at 1-800-446-2617, or as otherwise provided in our annual report.

Q:    WHO WILL COUNT THE VOTE?

A:    Computershare, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:    WHO CAN ATTEND THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on February 27, 2012, can attend the Annual Meeting. Seating, however, is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	To enter the Annual Meeting, bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock through such broker or nominee and a form of identification.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary and voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a Proxy Card, or vote through the Internet or by telephone, then you may still vote in person at the Annual Meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to one of the following:

•	the Corporate Secretary, in advance of the Annual Meeting; or

•	the authorized representatives at the Annual Meeting.

Street name holders who wish to vote in person at the meeting will not be permitted to vote in person at the meeting unless they first obtain a proxy issued in their name from the bank, broker or other holder of record.

Q:    WHAT IF I OWN SHARES AS PART OF SNAP-ON’S 401(k) SAVINGS PLAN?

A:    Shares held by the Snap-on Incorporated 401(k) Savings Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally, based on the votes for which voting directions have been received from participants as of April 23, 2012.

Q:    WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:    This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone, facsimile or in person. We have retained Georgeson Inc., for $16,500 plus expenses, to assist us in the solicitation of proxies. This assistance will include requesting that brokerage houses, depositories, custodians, nominees and fiduciaries forward proxy soliciting material to the beneficial owners of the stock they hold; such assistance will also include the preparation of an institutional shareholder contact list that contains these shareholders’ voting guidelines. We will bear the cost of this solicitation and reimburse Georgeson Inc. for these expenses.

Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2013 ANNUAL MEETING?

A:    The Corporate Secretary must receive a shareholder proposal no later than November 12, 2012, for the proposal to be considered for inclusion in our proxy materials for the 2013 Annual Meeting. To otherwise bring a proposal or nomination before the 2013 Annual Meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 26, 2013, and February 25, 2013. If we receive your notice after February 25, 2013, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our Bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:    The address of the Corporate Secretary is:

Corporate Secretary

Snap-on Incorporated

2801 80th Street

Kenosha, WI 53143

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named Proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors currently has 12 directors, although it will have 10 directors after the 2012 Annual Meeting. The directors are divided into three classes. This year’s Board nominees for election for terms expiring at the 2015 Annual Meeting are Karen L. Daniel, Nathan J. Jones and Henry W. Knueppel.

Bruce S. Chelberg, a director since 1993, and Arthur L. Kelly, a director since 1978, will not be standing for re-election at the 2012 Annual Meeting pursuant to the Company’s Corporate Governance Guidelines, which provide that individuals age 72 or older are not eligible to be re-nominated for Board service. The Board of Directors would like to thank Messrs. Chelberg and Kelly for their many important contributions and years of dedicated, as well as distinguished, service as members of Snap-on’s Board.

It is our policy that the Board of Directors should reflect a broad variety of experience and talents. When the Corporate Governance and Nominating Committee of the Board determines which directors to nominate for election at any meeting of shareholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the Board within these criteria. For further information about the criteria used to evaluate Board membership, see “Corporate Governance Practices and Board Information—Nomination of Directors” below.

The following is information about the experience and attributes of the nominees and Snap-on’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for Board membership and/or nominated for re-election, as well as why they continue to serve on the Board. Pursuant to the Company’s Restated Certificate of Incorporation and Bylaws, the Board must be comprised of three approximately equal classes. At the Annual Meeting each year, one class is nominated for election to a three-year term. Mr. Knueppel was elected to the Board effective September 1, 2011, between meetings of shareholders. While Mr. Knueppel was not placed into a class at that time, in accordance with our Bylaws, it was determined thereafter that he would stand for election with the class whose terms would, upon re-election at the 2012 Annual Meeting, then expire in 2015.

Nominees for Election for Terms Expiring at the 2015 Annual Meeting

Karen L. Daniel

Director since 2005

Ms. Daniel, age 54, has served as Division President and the Chief Financial Officer for Black & Veatch Corporation, a leading global engineering, construction and consulting company specializing in infrastructure development in the areas of energy, water and information, since 2000. Ms. Daniel is being re-nominated as a Director because, among her other qualifications, she possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, accounting/finance (including as a chief financial officer), mergers and acquisitions and strategy development; in addition, Ms. Daniel is a Certified Public Accountant. Ms. Daniel earned a Bachelor of Science degree in accounting from Northwest Missouri State University and a Master of Science degree in accounting from the University of Missouri-Kansas City.

Nathan J. Jones

Director since 2008

Mr. Jones, age 55, retired in 2007 from Deere & Company, a manufacturer of agricultural, commercial and consumer equipment, where he most recently served as President, Worldwide Commercial & Consumer Equipment Division since 2006. Prior thereto, he was Deere & Company’s Senior Vice President and Chief Financial Officer from 1997 through 2006, and previously served as its Vice

President and Treasurer. Mr. Jones is being re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, information technology, operations, accounting/finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Jones earned a Bachelor of Business Administration degree in accounting from the University of Wisconsin-Eau Claire and a Master of Business Administration degree from the University of Chicago.

Henry W. Knueppel

Director since 2011

Mr. Knueppel, age 63, retired as Chairman of the Board of Regal-Beloit Corporation, a manufacturer of electric motors, generators and controls, as well as mechanical motion control products, in December 2011 after serving in such position since 2006. He also served as Chief Executive Officer of Regal-Beloit from 2005 to 2011, as President and Chief Operating Officer from 2002 to 2005 and as an Executive Vice President prior thereto. Mr. Knueppel continues to serve as a Director of Regal-Beloit. In addition, he has served as Interim Chairman and Chief Executive Officer of Harsco Corporation, a global industrial services and engineering company, since February 2012, and is also a Director of Harsco. Mr. Knueppel is being nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: international business, manufacturing, marketing, product innovation/development, operations, accounting/finance, mergers and acquisitions and strategy development. Mr. Knueppel earned a Bachelor of Arts degree in economics from Ripon College and a Master of Business Administration degree from the University of Wisconsin-Whitewater.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES.

Shares represented by proxies will be voted according to instructions on the Proxy Card. Only cards clearly indicating a vote against will be considered as a vote against the nominee. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the 2013 Annual Meeting

John F. Fiedler

Director since 2004

Mr. Fiedler, age 73, was the Chairman of the Board of BorgWarner Inc., a supplier of engineered systems and components primarily for automotive powertrain applications, from 1996 until 2003. He was also the Chief Executive Officer of BorgWarner from 1995 until 2003. Prior to joining BorgWarner, Mr. Fiedler held various management positions globally during his 30 year career at The Goodyear Tire & Rubber Company. Mr. Fiedler serves as a Director of Mohawk Industries, Inc. and WABCO Holdings Inc., and was a Director of AirTran Holdings, Inc. prior to May 2011, and YRC Worldwide Inc. prior to 2007. Mr. Fiedler was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, marketing, product innovation/development, operations, accounting/finance, mergers and acquisitions, strategy development, executive compensation, leadership development and franchising. Mr. Fiedler earned a Bachelor of Science degree in chemistry from Kent State University and a Master of Business Administration degree from the Massachusetts Institute of Technology.

James P. Holden

Director since 2007

Mr. Holden, age 60, has been our Lead Director since 2009. He served 27 years in the automotive industry, including 19 years with DaimlerChrysler and its predecessor, Chrysler Corporation. Most recently, he was President and Chief Executive Officer of DaimlerChrysler Corporation, a U.S. subsidiary of DaimlerChrysler AG, until 2000. Mr. Holden also serves as a Director of Speedway

Motorsports, Inc. and SIRIUS XM Radio Inc. From 2007 until 2009, he served as non-executive Chairman of Meridian Automotive Systems. He was a Director of Motors Liquidation Company until December 2011 and a Director of SMobile Systems until 2010. Mr. Holden was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales, marketing, product innovation/development, information technology, operations, accounting/finance, strategy development, executive compensation, leadership development and franchising. Mr. Holden earned a Bachelor of Science degree in political science from Western Michigan University and a Master of Business Administration degree from Michigan State University.

W. Dudley Lehman

Director since 2003

Mr. Lehman, age 60, retired in 2006 as Group President for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers, which position he held since 2005. From 2004 to 2005 he served as Group President–Business to Business for Kimberly-Clark and from 1995 to 2004 he served as Group President–Infant and Child Care Sectors for Kimberly-Clark. Mr. Lehman was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales, marketing, product innovation/development, operations, strategy development, executive compensation and leadership development. Mr. Lehman earned a Bachelor of Arts degree in political science from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from Wake Forest University.

Edward H. Rensi

Director since 1992

Mr. Rensi, age 67, is a founder of America’s Better Burger, LLC, d/b/a Tom & Eddie’s, and has served as its President and Chief Executive Officer since 2009. He has been an owner and Chief Executive Officer of Team Rensi Motorsports, which competes in the NASCAR Nationwide Series, since 1998. Mr. Rensi was President and Chief Executive Officer of McDonald’s U.S.A., a food service organization, from 1991 to 1997. Mr. Rensi also serves as a Director of Great Wolf Resorts, Inc. and International Speedway Corporation, and was a Director of Freedom Group, Inc. until December 2011. Mr. Rensi was last re-nominated as a Director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, sales, marketing, product innovation/development, operations, accounting/finance, executive compensation, leadership development and franchising. Mr. Rensi earned a Bachelor of Science degree in business education from The Ohio State University.

Directors Continuing to Serve Until the 2014 Annual Meeting

Roxanne J. Decyk

Director since 1993

Ms. Decyk, age 59, retired as Executive Vice President of Global Government Relations for Royal Dutch Shell plc, an oil, gas, chemical and refined petroleum products company, in December 2010, after serving in that position since 2009. From 2008 until 2009, Ms. Decyk served as Corporate Affairs and Sustainable Development Director of Royal Dutch Shell plc and from 2005 to 2008, she served as Corporate Affairs Director. Prior thereto, Ms. Decyk was Director International of Shell International B.V., Senior Vice President–Corporate Affairs and Human Resources of Shell Oil Company and Vice President of Corporate Strategy of Shell International Limited. Ms. Decyk also serves as a Director of Alliant Techsystems Inc. and Petrofac Limited. Ms. Decyk was last re-nominated as a Director because, among her other qualifications, she possesses experience and/or expertise in the following areas: Snap-on business knowledge, knowledge of Snap-on’s industry/market, international business, sales, marketing, mergers and acquisitions, strategy development, executive compensation and leadership development. Ms. Decyk earned a Bachelor of Arts degree from the University of Illinois at Urbana-Champaign in English literature and a Juris Doctorate from Marquette University Law School.

Nicholas T. Pinchuk

Director since 2007

Mr. Pinchuk, age 65, has been Snap-on’s President and Chief Executive Officer since December 2007 and Chairman of the Board since 2009. Prior to his appointment as President and CEO, Mr. Pinchuk served as Snap-on’s President and Chief Operating Officer, and before that as Snap-on’s Senior Vice President and President–Worldwide Commercial & Industrial Group. Before joining Snap-on in 2002, Mr. Pinchuk served in several executive operational and financial management positions at United Technologies Corporation and held various financial and engineering positions at Ford Motor Company. Mr. Pinchuk also serves as a Director of Columbus McKinnon Corporation. In addition to his other experience and expertise, Mr. Pinchuk was last re-nominated as a Director because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board. Mr. Pinchuk earned Master and Bachelor of Science degrees in engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

Gregg M. Sherrill

Director since 2010

Mr. Sherrill, age 59, has served as Chairman and Chief Executive Officer of Tenneco Inc., a producer of automotive emission control and ride control products and systems, since 2007. Previously, Mr. Sherrill was Corporate Vice President and President, Power Solutions of Johnson Controls Inc., a global diversified technology and industrial company, from 2004 to 2007. Prior to joining Johnson Controls in 1998, Mr. Sherrill held various engineering and manufacturing positions during his 22 year career at Ford Motor Company. Mr. Sherrill was last re-nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: international business, manufacturing, product innovation/development, operations, mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Sherrill earned a Bachelor of Science degree in mechanical engineering from Texas A&M University and a Master of Business Administration degree from Indiana University’s Graduate School of Business.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee’s role are included in its charter. You may find the Committee’s charter on the Company’s website at www.snapon.com. This charter requires that all members of the Committee meet the independence requirements of applicable laws and regulations, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange.

The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2013 Annual Meeting, and possible inclusion in the Proxy Statement, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2012, for forwarding to the Committee.

To bring a nomination before the 2013 Annual Meeting from the floor during the meeting, you must comply with our Bylaws. Our Bylaws require written notice to the Corporate Secretary between January 26, 2013, and February 25, 2013. If we receive your notice after February 25, 2013, then your proposal or nomination will be untimely. The notice must also meet the requirements set forth in our Bylaws. If you do not comply with these requirements, your nomination can be excluded.

The Committee has a procedure under which all director candidates are evaluated. As noted above, the Company’s Corporate Governance Guidelines provide that the Board will not nominate individuals for election or re-election as directors after they have attained age 72, although directors may continue to serve out any then current term after reaching that age. When evaluating a candidate’s capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate’s skill sets and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of its current directors to augment and complement the skill sets of its current Board members. The Company believes that it is important for its Board to be comprised of individuals with diverse backgrounds, skills and experiences. The composition of the Board and the experience, as well as the qualities, brought to the Board by our directors are reviewed annually. While the Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all shareholder interests on the Board. The Board believes that the use of these general criteria, along with a non-discriminatory policy, will best result in a Board that evidences that diversity in many respects. The Board believes that it currently maintains that diversity.

Mr. Knueppel, who was elected to the Board of Directors effective September 1, 2011, is an independent director. Mr. Knueppel was initially identified as a director candidate to the Board of Directors as a result of a search conducted by Spencer Stuart, an outside consulting firm retained by the Committee and paid a fee for their services, which consisted of researching and recommending potential candidates.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, individually or as a group, should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Name of Director

c/o Corporate Secretary

Snap-on Incorporated

2801 80th Street

Kenosha, WI 53143

Annual Meeting Attendance

All directors may attend the Annual Meeting of Shareholders either in person or by telephone. If a director attends by phone, he or she is also able to answer questions asked at the Annual Meeting. However, incumbent directors that are not standing for re-election at the Annual Meeting are not required to attend. All directors attended the 2011 Annual Meeting of Shareholders in person with the exception of Mr. Lehman.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met nine times in 2011. All directors attended at least 75% of the total meetings of the Board and committees of which they were members in 2011; for Mr. Knueppel, this refers to the period he served as a director. The Board conducts executive sessions of non-management directors at every regular Board meeting. At these executive sessions, our Lead Director presides. Interested persons may communicate about appropriate subject matter with our Lead Director, as described above under the section titled “Communications with the Board.”

The Board has reviewed the independence of its members, considering the independence tests promulgated by the New York Stock Exchange and has adopted categorical standards to assist it in making its determination of director independence. These categorical standards are attached to this Proxy Statement as Appendix A. The Board has affirmatively determined that each of Messrs. Chelberg, Fiedler, Holden, Jones, Kelly, Knueppel, Lehman, Rensi, and Sherrill and Ms. Daniel and Ms. Decyk are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the New York Stock Exchange or in the categorical standards. Mr. Pinchuk, our Chairman, President and Chief Executive Officer, is not considered independent. Team Rensi Motorsports (“Team Rensi”) competes in the NASCAR Nationwide Series. One of our directors, Mr. Rensi, is an owner of Team Rensi. In 2011, the Company had an agreement with Team Rensi to provide approximately $50,000 worth of tools valued at list prices; the actual cost to the Company was less than this amount. The Board determined that this relationship did not affect Mr. Rensi’s independence as it was a relationship permitted by the categorical standards and was customary for Snap-on to enter into agreements of this type. An immediate family member of Mr. Holden’s is an employee of the Company, but is not an executive officer nor is that individual compensated in an amount requiring disclosure under Securities and Exchange Commission (“SEC”) rules; this relationship is permitted by the categorical standards, and the Board determined that it did not affect Mr. Holden’s independence. See “Other Information—Transactions with the Company” for information about Snap-on’s policies and practices regarding transactions with members of the Board.

The Board is organized so that its committees focus on issues that may require more in-depth scrutiny. The present committee structure consists of the (i) Audit, (ii) Corporate Governance and Nominating, and (iii) Organization and Executive Compensation Committees. Committee reports are presented to the full Board for discussion and review.

The Board has adopted Corporate Governance Guidelines. These Guidelines are located on the Company’s website at www.snapon.com.

Board’s Role in Oversight of Risk

The Audit Committee is primarily responsible for evaluating the Company’s policies with respect to risk assessment and risk management. The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such risks. The Organization and Executive Compensation Committee oversees risks related to our compensation policies and practices. The Organization and Executive Compensation Committee receives reports and discusses whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance and Nominating Committee is responsible for the oversight of risks associated with corporate governance and compliance. Periodically, the full Board itself conducts a review of risk management at the Company.

Board Leadership Structure

The Board has established the position of Lead Director to assist in overseeing the affairs of both the Company and the Board. The Lead Director is appointed by the Board and must be an independent director. The Lead Director’s responsibilities include: (i) presiding at Board meetings when the Chairman is not present; (ii) providing input to the Chairman regarding the agendas for Board and Committee meetings; (iii) presiding at all meetings of the independent directors; (iv) acting as the principal liaison between the independent directors and the Chairman on sensitive issues; and (v) being available for meetings with shareholders upon the request of the Chairman. Mr. Holden, an independent director, was appointed as our Lead Director in 2009.

Our Chairman is also our Chief Executive Officer and thus is not an independent director. The Company believes that having one person serve as chairman and chief executive officer allows that individual to leverage the substantial amount of information gained from both roles to lead the Company most effectively and to act as a unified spokesperson on behalf of the Company. Further, the Company believes that the designation of an independent Lead Director provides essentially the same benefits as having an independent chairman in terms of access and an independent voice with significant input into corporate governance, while maintaining Snap-on’s historical practice of generally having its chief executive officer also serve as chairman (other than at times when providing for an orderly transition of chief executive officers).

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the New York Stock Exchange and the SEC. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s independent public accounting firm’s qualifications and independence, the performance of the Company’s independent registered public accounting firm, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. During fiscal 2011, the Committee met eight times. The Board has adopted a written charter for the Audit Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. Currently, Ms. Daniel (Chair) and Messrs. Holden and Jones serve on the Audit Committee. The Board has determined that each of the Audit Committee members qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of committees, tenure policy, qualifications of potential Board nominees, including nominees recommended by shareholders, and director compensation. Currently, Messrs. Lehman (Chair), Chelberg, Fiedler and Knueppel serve on the Corporate Governance and Nominating Committee; Mr. Sherrill served on the Committee until November 2011. As noted above, Mr. Chelberg is not standing for re-election to the Board at the 2012 Annual Meeting and will, therefore, not be a member of this Committee after the Annual Meeting. During fiscal 2011, the Committee met four times. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. See the section titled “Nomination of Directors” for more information regarding recommending and nominating directors.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of other officers. This Committee also administers our incentive stock and compensation plans and the employee stock ownership and franchised dealer stock ownership plans. This Committee has also been designated by the Board to consider and conduct succession planning for the chief executive officer position with the oversight of the Board. Currently Ms. Decyk (Chair) and Messrs. Kelly, Rensi and Sherrill serve on the Organization and Executive Compensation Committee. As noted above, Mr. Kelly is not standing for re-election to the Board at the 2012 Annual Meeting and will, therefore, not be a member of this Committee after the Annual Meeting. During fiscal 2011, the Committee met five times. The Board has adopted a written charter for the Organization and Executive Compensation Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. The Committee’s processes and procedures are discussed in the section titled “Compensation Discussion and Analysis.”

Availability of Certain Corporate Governance Documents

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a written charter for each of the Audit Committee, Corporate Governance and Nominating Committee and the Organization and Executive Compensation Committee. The Corporate Governance Guidelines, Code of Business Conduct and Ethics (and information about any waivers from the Code that are granted to directors or executive officers) and the charters are available on the Company’s website at www.snapon.com.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

In fiscal 2011, our non-employee directors each received an annual cash retainer of $75,000. Non-employee directors who were also committee chairs received an annual chair fee of $10,000, except for the Audit Committee Chair who received an annual chair fee of $15,000. Audit Committee members, except for the Audit Committee Chair, received an additional annual fee of $7,500. Our Lead Director received an additional annual fee of $25,000 for services in that role.

On April 28, 2011, the Board of Directors approved a grant of $100,000 worth of restricted stock units (“RSUs”) to each non-employee director under our 2001 Incentive Stock and Awards Plan, as amended (the “2001 Stock and Incentive Plan”). The number of RSUs granted was based on the average closing price for the Company’s stock for the 30 business days prior to the grant date. Therefore, in fiscal 2011, each non-employee director, other than Mr. Knueppel, received 1,669 RSUs. Mr. Knueppel received a prorated grant of 1,274 RSUs, worth approximately $66,667, when he joined the Board in September 2011. The restrictions on the RSUs lapse upon the earliest of retirement from the Board, death or in the event of a change in control, as defined in the 2001 Stock and Incentive Plan. The directors are entitled to receive cash payments for dividend equivalents on the RSUs at the same rate as the dividends paid to our shareholders, and do not have voting rights with respect to the RSUs. Beginning in fiscal 2012, grants of RSUs to our non-employee directors will be made under the 2011 Incentive Stock and Awards Plan (the “2011 Stock and Incentive Plan”), which was approved by our shareholders at the 2011 Annual Meeting.

Directors have the option to receive up to 100% of their fees, including the annual retainer, in cash or shares of common stock under the Amended and Restated Directors’ 1993 Fee Plan, which we refer to as the “Directors’ Fee Plan.” Under this plan, non-employee directors receive shares of our common stock based on the fair market value of a share of our common stock on the last day of the month in which the fees are paid. Under the Directors’ Fee Plan, directors may choose to defer the receipt of all or part of their shares and fees to a deferral account. The Directors’ Fee Plan credits deferred cash amounts with earnings based on market rates of return. Earnings on deferred cash amounts were based on the applicable market rates, which from January 1, 2011, to December 31, 2011, averaged 4.37%. Dividends on deferred shares of common stock are automatically reinvested at the same rate as the dividends paid to our shareholders.

Directors also are entitled to reimbursement for reasonable out-of-pocket expenses they incur in connection with their travel to and attendance at meetings of the Board or committees thereof. In addition, non-employee directors, who are not eligible to participate in another group health plan, may participate in our medical plans on the same basis as our employees; however, non-employee directors must pay the full premium at their own expense. Eligibility to participate in our medical plans ceases upon termination of service as a director.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2011:

Table 1: Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Bruce S. Chelberg	$75,000	$100,000	$9,382	$184,382
Karen L. Daniel	90,000	100,000	9,382	199,382
Roxanne J. Decyk	85,000	100,000	9,382	194,382
John F. Fiedler	75,000	100,000	9,382	184,382
James P. Holden	107,500	100,000	9,382	216,882
Nathan J. Jones	82,500	100,000	9,382	191,882
Arthur L. Kelly	75,000	100,000	9,382	184,382
Henry W. Knueppel(5)	31,250	66,667	433	98,350
W. Dudley Lehman	85,000	100,000	9,382	194,382
Edward H. Rensi	75,000	100,000	9,382	184,382
Gregg M. Sherrill	87,500	100,000	2,685	190,185
Richard F. Teerlink(6)	18,750	—	1,907	20,657

(1)	Includes annual retainer, committee and chair fees.

(2)

Amounts shown represent the grant date fair value of RSUs granted in fiscal 2011. The Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense for such awards is expensed at the time of grant. The assumptions used to determine the valuation of the RSUs are discussed in note 13 to our consolidated financial statements.

(3)	Each non-employee director serving during fiscal 2011 had the following equity awards outstanding as of the end of fiscal 2011:

Name	Option Awards	Stock Awards
	Number of Securities Underlying Unexercised Options (#)(7)	Number of Shares of Stock That Have Not Vested (#)
Bruce S. Chelberg	12,000	13,358
Karen L. Daniel	—	13,358
Roxanne J. Decyk	6,000	13,358
John F. Fiedler	—	13,358
James P. Holden	—	10,999
Nathan J. Jones	—	9,063
Arthur L. Kelly	12,000	13,358
Henry W. Knueppel	—	1,274
W. Dudley Lehman	—	13,358
Edward H. Rensi	—	13,358
Gregg M. Sherrill	—	2,476
Richard F. Teerlink	—	—

The options are fully vested and expire on the earlier of (i) ten years from the date of grant, or (ii) a stated period after termination of service as a director. The restrictions on the stock awards lapse upon the earliest of retirement from the Board, death or in the event of a change in control, as defined in the 2001 Stock and Incentive Plan.

(4)	Includes dividend equivalents with respect to the number of shares of common stock represented by the RSUs granted in fiscal 2011, 2010 and 2009.

(5)	Mr. Knueppel was elected to the Board effective September 1, 2011.

(6)	Mr. Teerlink served as a director until April 28, 2011.

(7)

Prior to fiscal 2006, each non-employee director received an annual grant of stock options to purchase 3,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date.

Stock Ownership Guidelines for Directors

Snap-on believes that it is important for directors to maintain an equity stake in Snap-on to further align their interests with those of our shareholders. Directors must comply with stock ownership guidelines as determined from time to time by our Board. Effective January 1, 2009, the ownership guidelines for directors require that each director must own Snap-on shares equal to three times the director’s annual base cash retainer within five years of that date or, for any director initially elected or appointed thereafter, within five years from the start of the next calendar year after such director’s initial election or appointment. Unvested stock options, vested stock options not “in the money” as of the date of calculation and unvested restricted stock subject to performance conditions, if any, are not counted toward satisfaction of the guidelines. Currently, nine of the eleven non-employee directors have met the ownership guidelines; Mr. Sherrill, who joined the Board in December 2010, has until January 1, 2016, to comply with these guidelines, and Mr. Knueppel, who joined the Board in September 2011, has until January 1, 2017, to comply. The Company believes that all directors will have met their stock ownership guidelines within the specified five year window.

ITEM 2:	RATIFY THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Board of Directors proposes that the shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP (“D&T”) to serve as the Company’s independent registered public accounting firm for the 2012 fiscal year. Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although shareholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of D&T to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of D&T as the Company’s independent registered public accounting firm for 2012 at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of D&T will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is located on the Company’s website at www.snapon.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2011, the Audit Committee met eight times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2011 with management and the independent registered public accounting firm. In addition, the Audit Committee members met to discuss the earnings press releases and interim financial information contained in each earnings press release with the Chairman, President and Chief Executive Officer, the Senior Vice President-Finance and Chief Financial Officer, the Vice President and Controller, and the independent registered public accounting firm prior to public release.

The Audit Committee also discussed with the independent registered public accounting firm those matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board (“PCAOB”), Communication with Audit Committees, and Rule 2-07 of SEC Regulation S-X. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Snap-on’s Annual Report to shareholders on Form 10-K to be filed with the Securities and Exchange Commission.

Karen L. Daniel, Chair

James P. Holden

Nathan J. Jones

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended December 31, 2011, D&T was employed principally to perform the annual audit, including audit services related to the Company’s Sarbanes-Oxley Section 404 compliance, and to render tax advice and compliance services. The following table sets forth the amount of fees for professional services rendered by D&T as of and for the fiscal years ended December 31, 2011 (fiscal 2011) and January 1, 2011 (fiscal 2010).

	Fiscal 2011	Fiscal 2010
Audit(1)	$3,375,682	$3,502,863
Audit Related(2)	74,932	—
Tax(3)	1,428,181	1,521,434
All Other Fees	—	—

Total Fees	$4,878,795	$5,024,297

(1)

Includes fees related to the issuance of the audit opinions, including Sarbanes-Oxley 404, and timely quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings; fiscal 2010 also included fees for debt-related comfort letter work.

(2)	Includes accounting advisory services and attest services that are not required by statute or regulation.

(3)	Includes U.S. and international tax advice and compliance services.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent registered public accounting firm for any service that was not pre-approved. The Audit Committee considers whether the provision of such services are consistent with the SEC’s rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by D&T in fiscal 2010 and 2011 and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chair, provided that any pre-approval by the Committee Chair is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent registered public accounting firm on the services rendered and fees paid to the independent registered public accounting firm to ensure that such services are within the pre-approved amounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Snap-on common stock beneficially owned by each non-employee director or nominee for director, Messrs. Kassouf, Pagliari, Pinchuk and Ward, and Ms. Moreno (the “named executive officers” or “NEOs”), and all current directors and executive officers as a group, as well as each person or entity known to us to be the beneficial owner of more than 5% of our common stock, as of February 27, 2012 (the “Record Date”). Beneficial owners include the directors and executive officers, their spouses, minor children and family trusts. Unless otherwise indicated in the footnotes, the individuals and entities listed below have sole voting and investment power over their shares.

Table 2: Security Ownership of Certain Beneficial Owners and Management

Name	Shares Beneficially Owned(1)		Percentage of Shares Outstanding
Bruce S. Chelberg	52,827		*
Karen L. Daniel	9,168		*
Roxanne J. Decyk	41,622		*
John F. Fiedler	9,661		*
James P. Holden	8,965		*
Nathan J. Jones	1,435		*
Thomas L. Kassouf	84,241		*
Arthur L. Kelly	85,916	(2)	*
Henry W. Knueppel	1,000		*
W. Dudley Lehman	5,730		*
Jeanne M. Moreno	38,641		*
Aldo J. Pagliari	58,186		*
Nicholas T. Pinchuk	616,135		1.0%
Edward H. Rensi	12,926		*
Gregg M. Sherrill	—		*
Thomas J. Ward	212,643		*

All current directors and executive officers as a group (19 persons)	1,319,357		2.2%

Harris Associates L.P.(3)	5,648,270		9.7%
The Vanguard Group, Inc.(4)	3,329,014		5.7%
BlackRock, Inc.(5)	3,202,091		5.5%

*	Less than 1%

(1)

Amounts for directors and executive officers include deferred share units payable in shares of common stock on a one-for-one basis. Amounts also include shares subject to options granted under Snap-on’s option plans that are exercisable currently or within 60 days of the Record Date. The options include those held by the following individuals for the indicated number of shares: Mr. Chelberg (12,000), Ms. Decyk (6,000), Mr. Kassouf (73,481), Mr. Kelly (12,000), Ms. Moreno (24,500), Mr. Pagliari (46,027), Mr. Pinchuk (538,667), and Mr. Ward (192,000), and all current executive officers and directors as a group (965,858).

(2)	This figure includes 20,000 shares held by trusts for the benefit of Mr. Kelly and his family.

(3)

Harris Associates L.P., Two North LaSalle Street, Suite 500, Chicago, IL 60602, has reported on Schedule 13G/A, filed on February 14, 2012, the beneficial ownership of 5,648,270 shares of common stock as of December 30, 2011, representing approximately 9.7% of the shares outstanding. Harris reports sole voting power and sole dispositive power as to all of these shares.

(4)

The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355, has reported on Schedule 13G/A, filed on February 8, 2012, the beneficial ownership of 3,329,014 shares of common stock as of December 31, 2011, representing approximately 5.7% of the shares outstanding. Vanguard reports sole voting power as to 80,744 of these shares and sole dispositive power as to 3,248,270 of these shares.

(5)

BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, has reported on Schedule 13G/A, filed on February 8, 2012, the beneficial ownership of 3,202,091 shares of common stock as of December 30, 2011, representing approximately 5.5% of the shares outstanding. BlackRock reports sole voting power and sole dispositive power as to all of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of the executive officers named in the Summary Compensation Table herein (the “named executive officers” or “NEOs”) and listed below:

•	Nicholas T. Pinchuk: Chairman, President and Chief Executive Officer

•	Aldo J. Pagliari: Senior Vice President-Finance and Chief Financial Officer

•	Thomas J. Ward: Senior Vice President and President-Repair Systems & Information Group

•	Thomas L. Kassouf: Senior Vice President and President-Snap-on Tools Company LLC

•	Jeanne M. Moreno: Vice President, Chief Information Officer

At the 2011 Annual Meeting, the Company held its first shareholder advisory vote on executive compensation. Over 98% of shares voted supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. Although the vote was non-binding, the Company, the Board of Directors and the Committee all pay close attention to the shareholders’ views regarding the Company’s executive compensation policies and decisions. The Committee reviewed the results of the vote and considered the high approval rate as an indication that our shareholders generally support the Company’s executive compensation philosophy, program and decisions.

Executive Summary

Performance Overview

Snap-on’s 2011 financial performance illustrated the continued advancements we are making in those strategic growth initiatives we have identified as being decisive to our future and to the creation of long-term value for our shareholders: enhancing the franchise network, expanding in the vehicle repair garage, extending into critical industries and building in emerging markets. The table below provides 2011 financial highlights:

Performance Metric	2010	2011	Change
Net Sales	$2.62 billion	$2.85 billion	+9.0%
Operating Earnings before Financial Services	$317.0 million	$384.2 million	+21.2%
Operating Earnings before Financial Services as a Percent of Net Sales	12.1%	13.5%	+140 basis points
Consolidated Operating Earnings	$331.4 million	$475.1 million	+43.4%
Diluted Earnings Per Share(1)	$3.19	$4.71	+47.6%

(1)	Excluding a benefit of $0.19 per diluted share as a result of an arbitration settlement, diluted earnings per share of $4.52 in 2011 increased 41.7% from $3.19 in 2010.

We believe our positive results not only confirm progress along our runways for coherent growth, but also underscore how our commitment to the Snap-on Value Creation Processes has enabled us to further navigate our runways for ongoing improvement in the areas of safety, quality, customer connection, innovation and rapid continuous improvement (“RCI”). We further believe that our 2011 performance confirms the underlying strength of our business, the ongoing potential of our growth opportunities and our unique value proposition of making work easier for serious professionals performing critical tasks.

Our executive compensation philosophy and programs are closely tied to corporate operating and individual performance. Our positive results are driven by our executives and their teams, who are rewarded for this performance. Our executive compensation program is structured to pay for operating and individual performance, as described in this section and in “Executive Compensation Information” below. In 2011, our executive compensation levels increased from 2010 as a consequence of the Company’s positive results. Our pay program is aligned with our key long-term and short-term strategic business objectives. As results improve, our shareholders and associates, including our executives, are rewarded. However, if results do not improve or decline (as occurred during the economic downturn), our executives’ compensation is reduced as well. For example, annual incentive awards for 2009 paid out below target levels, long-term performance awards granted to our executive team for both the 2007 to 2009 and 2008 to 2010 periods did not pay out and the 2009 to 2011 long-term performance award paid out at only half the target level due to the effects of the recent recession and its impact on results. In addition, a general salary freeze was in place over a two year period that ended in 2010 as a consequence of the challenging economic environment.

Compensation Strategy and Objectives

Snap-on’s executive compensation program is designed to:

•	Attract and retain high quality executive officers that are critical to the long-term success of the Company;

•	Pay for operating performance funded by positive financial results, based on individual contributions and progress toward strategic goals;

•	Pay at competitive levels, consistent with our peer group;

•	Increase the percentage of pay-at-risk with increasing levels of responsibility; and

•	Encourage adherence to the Company’s values of integrity, respect and uncompromising safety.

Our goal is to design a compensation program that rewards executive officers for operating performance, as well as corporate and personal performance goals. As such, the majority of our executive officers’ total compensation opportunity is placed at risk by tying it to annual and long-term performance incentive plans rather than base salary. In addition, our objective is to properly balance financial and strategic performance, short- and long-term performance and cash and equity compensation.

Our overall compensation program consists of base salary, cash-based annual incentives and long-term incentives, which are granted in the form of stock options, performance share units and performance-based restricted stock units (“RSUs”). The total targeted direct compensation mix for the Chief Executive Officer (“CEO”) and the other named executive officers is illustrated in the pie charts below:

Governance

Over the past several years we have maintained prior sound compensation practices and adjusted our program to better reflect current good governance practices and standards. For example,

•	we do not have employment agreements other than the change in control agreements and retention agreements described below;

•	our change in control agreements utilize a double trigger and do not provide excise tax gross-up payments;

•	we have a recoupment policy (the “Clawback Policy”) that covers all elements of the Company’s incentive compensation program;

•	we have executive stock ownership guidelines that cover all the Company’s executive officers, including the named executive officers;

•	we do not provide perquisites to our executive officers;

•	we do not pay above-market earnings on our executive’s deferred compensation accounts; and

•	we retain an independent compensation consultant employed solely by the Organization and Executive Compensation Committee of our Board of Directors (which we refer to as the “Committee”).

Compensation Program and Philosophy

The Committee is composed solely of independent directors, as determined under the New York Stock Exchange listing standards. The Committee oversees Snap-on’s executive compensation program. The Committee’s responsibilities are set forth in its charter, which is available on the Company’s website at www.snapon.com.

Snap-on’s philosophy is to place a significant amount of each executive officer’s pay at risk so that he or she is rewarded for achieving Snap-on’s long-term and short-term strategic business goals. We determine target total direct compensation levels (base salary plus target annual and long-term incentives) for Snap-on’s executive officers based on several factors, including:

•	Each individual’s role and responsibilities;

•	Operating and individual performance and projected contribution to Snap-on’s future success;

•	Total compensation of executives who perform similar duties at companies in our peer group;

•	Historical compensation of each executive officer; and

•	Other circumstances as appropriate.

To further emphasize our pay for performance philosophy, we generally derive base salaries from the median for comparable positions reflected in the Market Data (described below). Our targeted total direct compensation levels are designed to generally fall within the 50th and 65th percentiles of the Market (described below) if target levels of the performance measures are achieved. In fiscal 2011, our actual total direct compensation levels fell slightly above the 50th percentile of the Market. Each element of our compensation program is outlined below.

In addition to base salary and incentive compensation, the Committee also oversees benefits and other amounts payable to executive officers, including retirement benefits and potential benefits that may be payable in a situation involving a change in control of the Company. The Committee periodically reviews market practices with respect to these other types of compensation.

Retirement benefits are intended both to recognize, over the long term, services rendered to the Company and to keep our overall pay packages for executive officers comparable to that of the Market so that we can attract and retain high quality executive officers. The Company also maintains a 401(k) plan that permits participants, including our executive officers, to make additional retirement contributions. Depending on the participant’s pension formula, the Company matches a specified portion of participant contributions.

The retirement arrangements adopted by the Company are designed so that any limitations on covered compensation and potential benefits that would apply under the Internal Revenue Code should not limit the actual retirement benefits that are earned and received by the Company’s executive officers. In addition, the Company sponsors a deferred compensation plan for which approximately 40 active executives are eligible to participate, including each of the executive officers. Depending on the pension formula applicable to the executive officer and their participation in the 401(k) plan, the Company makes matching contributions to restore 401(k) plan matching contributions that are otherwise limited by Internal Revenue Service (“IRS”) regulations. The Committee believes it is appropriate to maintain these additional contributory plans, with the matching feature, to provide total pay packages comparable to that in the Market. While the Committee periodically reviews Market information to obtain a general understanding of current practice, it does not benchmark retirement benefits because of the wide variety of plans used across the industry.

The Company provides various other health and welfare benefits to its executive officers and other employees, consistent with market practice. These benefits, such as health and disability insurance, are provided to most U.S. salaried employees on substantially the same basis.

The Company does not provide other perquisites to executive officers.

The Company does not have any specific compensation agreements with the NEOs other than the change in control agreements and retention agreements described below. The Committee periodically reviews these agreements and compares the level of benefits payable thereunder to those offered at other companies, and believes these types of agreements remain important to the Company.

Severance for executive officers, outside of a change in control, is determined on a case-by-case basis; there are no special agreements with the NEOs.

Committee Practices

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of the compensation of the CEO and other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. As part of the process to retain an executive compensation consultant, the Committee considers the consultant’s representations with respect to their practices and approach to maintaining independence. To further ensure independence, our executive compensation consultant reports directly to the Committee. The analyses performed by our consultant on competitive marketplace practices are referred to as the “Market” or “Market Data.”

The Committee reviews data that reflects the 50th to 65th percentile of the Market as a benchmark to provide one reference point for compensation practices as well as a source of comparative information to assist in determining various components of an executive officer’s direct compensation; however, it does not use this information to mathematically calculate compensation nor limit itself to the range produced by the Market Data. The Committee reviews the Market Data in general terms, and we believe it is important for the Committee to use its judgment and discretion to address individual circumstances rather than to simply aim for a level of compensation that falls within a specific range of the Market Data. Therefore, the information in the Market Data is not used to limit the discretion of the Committee in establishing compensation levels for executive officers.

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide ongoing advisory services to the Committee. These services include, but are not limited to: providing updates on trends in executive compensation practices; reviewing and making recommendations on the Company’s overall compensation strategy; providing input and reviewing CEO and other executive officer salary increases and incentive targets; reviewing incentive program design; and updating the peer group and performing market analysis. Semler Brossy does no other work for the Company other than acting as an advisor to the Committee.

Beginning with the fiscal 2011 compensation planning cycle, the following 18 publicly-traded companies comprised the Company’s peer group:

Actuant Corporation	AMETEK, Inc.	Cooper Industries plc

Crane Co.	Donaldson Company, Inc.	Flowserve Corporation

Gardner Denver, Inc.	IDEX Corporation	Kennametal Inc.

Lincoln Electric Holdings, Inc.	Newell Rubbermaid Inc.	Pall Corporation

Pentair, Inc.	Rockwell Automation Inc.	Roper Industries, Inc.

SPX Corporation	Stanley Black & Decker, Inc.	The Timken Company

Peer companies are reviewed on a biennial basis. Peer companies’ revenue and/or market value are within a reasonable range relative to the Company, are direct competitors of the Company and/or have similar business characteristics or compete with us for executive talent. We believe that the peer group data provides an understanding of specific pay levels and mix for named executive officers, as well as broader pay design/practices for a specific group of companies. We also believe that this data provides us with a good basis for an external review of the relationship between pay and performance. To supplement peer group compensation data, our compensation consultant gathers and reviews information from surveys that are available from widely recognized experts in the compensation field, namely Towers Watson & Co.

The Committee annually reviews and approves, in consultation with its compensation consultant, the base salaries of each executive officer in view of Market Data, an annual performance review and any related merit adjustment recommended by our CEO. Salary adjustments are generally made annually (“merit increase”) or in conjunction with a change in responsibility.

Generally, the Committee begins its consideration of the next year’s total compensation at its November meeting. During these meetings, matters such as changes in Market Data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of plan designs, annual incentive targets and long-term incentive compensation awards are made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting shortly after the public release of the prior year’s financial results. At that meeting, the Committee also is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Committee has found that considering those matters at a February meeting allows the Committee to not only factor in the prior year’s financial results and the current year’s operating plan, but also to assess the prior years’ compensation in its decision making. In some cases, financial goals for incentive plan awards may be finalized shortly after the February meeting, allowing the Committee to consider items from that meeting. Occasionally, grants of long-term incentive compensation are made at other meetings in special cases such as promotions or new hires.

Stock options and other long-term incentives are awarded effective as of the Board or Committee meeting date and have an exercise price equal to the closing price of Snap-on common stock as reported on the New York Stock Exchange on the grant date, which is either that date or a specified future date (the “grant date”).

Upon the request of the Committee, various Company personnel compile and organize information, arrange meetings and act as Company support for the Committee’s work. As discussed in further detail below, our CEO is also involved in making compensation recommendations for other executive officers, which are considered by the Committee; however, management does not have any involvement in the determination of the CEO’s compensation.

Total Direct Compensation—Cash and Incentive

Three elements comprised the total direct cash and incentive compensation for Snap-on’s executive officers in 2011:

•	Base salary;

•	Annual incentives; and

•	Long-term incentive compensation.

Base Salary

We provide base salaries in order to attract and retain high quality individuals. The median of base salaries in the Market Data is generally used as a reference point to compare and assist in the establishment of our executive officers’ base salaries. Base salaries, however, are not mathematically derived from these medians because we believe that it is appropriate for the Committee to use its discretion in setting base salaries. There are variances from the median due to factors such as performance, individual experience, tenure in the position and prior salary. The Committee reviews executive officers’ salaries, including those that are substantially above or below the median, and also considers a number of other factors such as job responsibilities and changes in job responsibilities, achievement of specified Company goals, retention, demonstrated leadership, performance potential and Company performance when determining base salary. While the factors that are considered in setting base salaries are not weighed or ranked in any particular way, it is expected that individuals would gradually move higher in salary ranges as their performance improves and as they gain experience with the Company and in their position.

The Committee regularly monitors and considers appropriate adjustments to the base salaries of those executives who fall significantly outside our compensation philosophy. In November 2010, after reviewing Market Data prepared by Semler Brossy and considering the factors discussed above, we determined that the base salaries of our executive officers were, in the aggregate, below Market median. While we inherently expect some variance among executives and significant differences largely reflect specific issues (e.g., internal equity or recent promotion), base salaries at the time were not in line with our compensation philosophy for some of our executives. The base salaries of our NEOs ranged from 21% below Market median to 11% above Market median.

Ms. Moreno was determined to be at Market median. Mr. Ward was determined to be above Market median, which was deemed acceptable based upon his experience and level of responsibility. Messrs. Pinchuk and Kassouf were determined to be below Market median, while Mr. Pagliari, given his recent promotion, was determined to be significantly below Market median. In March 2011, a 7.5% salary increase brought Mr. Pagliari closer to Market median. An increase of 6% was awarded to Mr. Kassouf to keep his base salary within an appropriate range of Market median. The Board of Directors approved an increase for Mr. Pinchuk that would have placed him closer to Market median. However, Mr. Pinchuk requested that his increase be limited to 3% to be more consistent with the overall Company merit increases; the Committee and Board agreed to his request. See the Summary Compensation Table below for the base salaries of the NEOs.

Annual Incentives

We provided annual cash incentives for our executive officers and approximately 1,000 other salaried employees under the 2001 Incentive Stock and Awards Plan (the “2001 Stock and Incentive Plan”), and will provide them in the future under the 2011 Incentive Stock and Awards Plan, which was approved by shareholders at the 2011 Annual Meeting (the “2011 Stock and Incentive Plan”). The annual incentive compensation is intended to place a significant part of each executive officer’s total annual compensation at risk (i.e., pay for performance only). As base salaries are generally compared to Market median, as previously discussed, annual incentive targets are generally between the 50th and 65th percentile of Market, with stretch goals built in to achieve the 65th percentile. However, as is the case with base salaries, the Committee exercises discretion and is not bound by the range provided by the Market Data. In aggregate, however, our 2011 annual incentive targets for our NEO’s were within that range.

The 2011 annual incentive targets for each of the NEOs, expressed as a percentage of base salary, are set forth in the following table:

Name	Target Bonus as a Percentage of Base Salary
Nicholas T. Pinchuk	100%
Aldo J. Pagliari	75%
Thomas J. Ward	75%
Thomas L. Kassouf	75%
Jeanne M. Moreno(1)	65%

(1)

Ms. Moreno’s target bonus is higher than those of individuals in similar positions in our peer group, primarily in recognition of her level of responsibility, experience and historical compensation levels.

The general plan design for all participants in the annual incentive plan, including the NEOs, in 2011 provided for a 50% weighting on consolidated financial results, focused on operating income and return on net assets, and a 50% weighting for personal strategic business goals, which included additional quantifiable measures where possible. These proportions reflect the Committee’s belief that annual incentives should drive shareholder value by focusing employees on the success of the overall Company and encouraging collective behavior, while still allowing for flexibility to meet changing business challenges. It is the philosophy of the Committee and management that to receive a payout on the consolidated financial results component of the annual incentive award, the Company needs to achieve a return on net assets at least equal to its weighted average cost of capital (“WACC”) (which was estimated to be approximately 15%, pre-tax, for 2011) since the Committee and Board believe that any return greater than WACC enhances value to shareholders and demonstrates operating improvement when compared to prior results.

After setting successive half year plans for both fiscal 2010 and fiscal 2009 due to the global economic recession, the Committee believed that the Company’s performance had begun to stabilize and, therefore, recommended a return to the previous annual performance period design for fiscal 2011. Annual goals were set and approved by the Committee at its February 2011 meeting. Bonus awards earned during the year were paid in February 2012. See the table below for the weighting of the components of the 2011 annual incentive plan:

Component	Weighting
Consolidated financial results	50%
Personal strategic business goals	50%
Total	100%

Consolidated Financial Results Component

The Committee utilized operating income and return on net assets as the operating performance measures for the Company-wide portion of the 2011 annual incentive award. These measures were chosen because they are regularly used to assess consolidated financial performance internally and, the Committee believes, are widely used externally as well. Finance income was again excluded from the 2011 consolidated financial goals as the Company continued the transition of Snap-on Credit (“SOC”), its domestic financial services business, which began in 2009 and is expected to continue through 2012 (the “SOC transition”).

For each operating performance measure, the Committee set three different performance levels (in order of rank)—“threshold,” “target” and “maximum.” Participants could earn up to twice their target percentage for performance at the “maximum” level and 25% of their target percentage for performance at the “threshold” level. Payments were adjusted proportionately and interpolated for actual performance that fell between the “threshold,” “target” and “maximum” levels.

Under the relevant plans, the Committee has broad discretion in determining payments, including adjusting results or changing an individual’s goals. However, it only uses this discretion after setting goals when it believes it is appropriate to further the interests of the Company and the shareholders, as well as the incentive intentions. The Committee also can consider unusual financial circumstances. During fiscal 2011, the Committee did not use its discretion to change the amount of any annual incentive awards to executive officers as compared to the amounts calculated according to the goals that were set.

2011 Consolidated Financial Goals and Results

The 2011 goals and actual results for Company financial performance are set forth in the table below and are further explained in this section.

Company Goals	Threshold	Target	Maximum	Actual
Operating Income(1)	$319.0M	$366.9M	$398.8M	$381.5M
Return on Net Assets(2)(3)	20.0%	22.5%	25.0%	25.5%
Incentive earned, as a percentage of the Target bonus amount:				159.8%

(1)	Operating income represents income from continuing operations, excluding financial services income and the effect of foreign currency translation.

(2)

Return on net assets is calculated using a thirteen-month average and represents return on net assets employed before interest and taxes (“RONAEBIT”), excluding financial services and the effect of foreign currency translation. This methodology is consistent with that employed to calculate a company’s WACC.

(3)	As described below, there is no payout if the Company does not achieve its WACC.

In setting the 2011 operating income targets, the Committee considered the then-projected macroeconomic outlook, the annual operating plans approved by the Board and the performance of Snap-on as well as its peers. The “threshold” operating income metric was set at $319.0 million, the prior year’s result. The “target” operating income metric was set 15% over the “threshold” and “maximum” was set 25% above the “threshold.” The Committee considered the “target” operating income metric a substantial improvement over the results achieved in 2010 and the “maximum” operating income metric the product of achieving significant stretch goals.

In setting the 2011 return on net assets goals, the Committee adhered to its philosophy that the Company should achieve at least its WACC for participants to receive any payout based on consolidated financial results. It also considered the projected macroeconomic outlook, the annual plan approved by the Board and the Company’s growth strategies, as well as their impact on assets. The “threshold” level of return on net assets was set at 20.0%, a level that the Committee believed added shareholder value when coupled with a substantial level of operating income. The “target” level was set 2.5 percentage points higher than the “threshold” level and the “maximum” level required an additional 2.5 percentage point increase beyond the “target” level and was considered a significant stretch.

A payment at the “threshold” level could be earned in one of three ways: (1) if the Company achieved the “threshold” level on both operating income and return on net assets; (2) if operating income at 10% below the level realized in 2010 was achieved and return on net assets equaled the “target” level; or (3) if return on net assets equaled the Company’s WACC and the Company achieved “target” level operating income. Achieving at least a 25% “threshold” payment was considered minimally acceptable because it would require stretch improvement in one of the measures while maintaining acceptable levels of performance on the other measure.

After comparing the Company’s consolidated financial results for 2011 to the consolidated financial performance goals set at its February 2011 meeting, the Committee approved a vested award amount of 159.8% relative to the consolidated financial results component of the annual incentive plan. Return on net assets achieved the “maximum” level, and operating income improvement of 19.6% as compared to 2010 resulted in performance between the “target” and “maximum” levels.

Personal Strategic Business Goals Component

As previously discussed, 50% of each executive officer’s annual incentive is based on the achievement of personal strategic business goals. Inclusion of these personal strategic business goals is intended to incent a focus on specific objectives that are critical to the individual’s role with the Company. Our objective is to set goals under the plan that are quantitative and measurable where possible; however, many personal strategic business goals are, by necessity, somewhat subjective in nature. Each personal strategic business goal was weighted individually and scored separately; therefore, not all goals had to be achieved in order to receive a payout on this component of the plan.

Achievement of personal strategic business goals ranges from 0% to 200% of target. The 2011 personal strategic business goals for each of the NEOs and the weighting of each individual goal, as well as the Committee’s determinations related to the goals, where appropriate, are summarized as follows:

Mr. Pinchuk:

•

Execute on the strategic roadmap for growth by building the Company’s position in emerging markets, driving continued extension of our business in critical industries, expanding our position with auto repair shop owners and managers and enhancing the health and profitability of the franchisee network—40% weighting.

The Snap-on Asia Design Center was opened on schedule and emerging market product launches occurred as planned; the Company’s position was successfully extended in key critical industries; our position with auto repair shop owners and managers expanded and the global van channel strengthened and grew in 2011.

•	Establish and execute a strategic funding approach, including driving profitable performance of SOC and establishing a balanced Snap-on funding philosophy—20% weighting.

Snap-on established an effective strategic funding philosophy. SOC’s operating income exceeded expectations.

•

Drive improvement processes, including continuing to build enterprise-wide engagement in customer connection, further enhancing RCI throughout the Company, increasing the Company’s innovation pipeline and ensuring delivery of information technology (“IT”) projects—20% weighting.

Improved customer connections were established across all segments and ideas generated by customers translated into new and enhanced product offerings. RCI continues to be driven across the organization with significant savings recognized, new product launches generated growth and IT systems were rolled out with no interruption to business.

•	Strengthen the Snap-on management team, including adding high potential managers, identifying and developing key, diverse in-house talent, and continuing CEO succession planning—20% weighting.

Several high potential managers were hired into the Snap-on organization, further strengthening the executive team, key in-house talent continues to be identified and developed and CEO succession planning has advanced.

After a review of Mr. Pinchuk’s performance, the Committee determined that Mr. Pinchuk’s resulting payout was 105% for his personal strategic business goals.

Mr. Pagliari:

•	Execute on the strategic roadmap for growth through support of the business units’ initiatives for achieving organic growth—30% weighting.

The corporate finance team worked closely with business units throughout the Company to identify and support opportunities for growth.

•

Establish and execute a strategic funding strategy, including continuation of the transition of SOC, maintenance of overall extended credit economic returns above required levels, achievement of the 2011 delinquency and net loss plans and establishment of a balanced funding philosophy—30% weighting.

Snap-on established an effective strategic funding philosophy. SOC’s operating income exceeded expectations and delinquency losses were lower than planned.

•	Continue development of the finance function—20% weighting.

Outside finance talent was hired into the Company and further development of targeted finance positions occurred, resulting in the achievement of intended growth and succession planning for key individuals.

•	Achieve RCI objectives, including continued sourcing improvements—20% weighting.

Process improvements were driven through the implementation and roll out of financial systems across the Company. Finance personnel continue to work with the sourcing department to identify improvements and cost savings opportunities.

After a review of Mr. Pagliari’s performance, the Committee approved a payout of 107% for his personal strategic business goals.

Mr. Ward:

•	Actively drive improved cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Ward’s overall span of responsibility—20% weighting.

Teams within Mr. Ward’s organization worked closely with businesses throughout the Company to develop new products and programs that directly benefited areas outside of his overall span of responsibility; projects included customizing products to be marketed in certain geographical areas, engineering support of next generation systems and assistance with the distribution of products to channels outside his responsibility.

•	Continue progress toward contract renewal with key customers and drive a stronger position with vehicle repair shop owners and managers—20% weighting.

Advancement in the contract renewal process continues with key customers and our position with vehicle repair shop owners and managers has progressed.

•	Increase the Company’s innovation pipeline, including the launch of several significant products—15% weighting.

Several successful new product launches occurred in 2011 on time and orders exceeded forecasted levels.

•	Build Repair Systems & Information (“RS&I”) Group engagement in customer connection—15% weighting.

Interactions with customers improved through surveys, shop observations and seminars. Data generated from these surveys and visits is expected to enhance our product portfolio and provide future efficiencies.

•	Achieve various financial profitability targets for the RS&I Group—30% weighting.

The RS&I Group exceeded its various financial and profitability targets.

After a review of Mr. Ward’s performance, the Committee approved a payout of 105% for Mr. Ward’s personal strategic business goals.

Mr. Kassouf:

•	Actively improve cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Kassouf’s overall span of responsibility—20% weighting.

Product launches initiated through the van channel increased the sales and profitability of several business units throughout the Company.

•	Drive innovation in the Snap-on Tools Group—15% weighting.

The Snap-on Tools Group invested in development, engineering and manufacturing of new products, as well as in improvements to the manufacturing of existing products.

•	Continue RCI initiatives to optimize the effectiveness and efficiency of the Snap-on Tools Group’s business operations—15% weighting.

Two tool storage plants were combined into one, generating savings and efficiencies. The consolidation of the plants was completed on time and within budget. Several processes were in-sourced, which resulted in additional savings.

•	Maintain customer coverage through net van count stability—20% weighting.

A software program was successfully launched, improving the efficiency of franchisees. Franchise support teams identified improvements that will save hours of processing time per week for the franchisees.

•	Achieve the Snap-on Tools Group’s business plan, including improving the health and profitability of the Snap-on franchise network—30% weighting.

The Snap-on Tools Group exceeded its various financial and profitability targets.

After a review of Mr. Kassouf’s performance, the Committee approved a payout of 113% for his personal strategic business goals.

Ms. Moreno:

•	Drive cooperation and collaboration between the IT department and the other operating divisions—20% weighting.

Technology review boards are fully operational and produce quarterly releases for all strategic applications. IT contributed to strategic logistic changes and Franchisee Advisory Council programs.

•	Establish a plan for maintaining and improving Company IT infrastructure—20% weighting.

A refreshment of servers and networking equipment was completed, improving the Company’s IT infrastructure and generating annual cost savings.

•	Ensure that the IT Footprint Program progresses, with continued deployment of our enterprise resource planning system in targeted businesses—30% weighting.

The Footprint Program progressed with all projects completed on schedule and within budget.

•	Continue the deployment of franchisee software in Canada and Australia —20% weighting.

The implementation of franchisee software was completed in Canada and Australia.

•

Improve IT processes, tools and monitoring/alerting to ensure application stability for all services provided by the Data Center; meet or exceed the Company’s target of 99.5% availability—10% weighting.

A disaster recovery capability for all critical businesses was built and tested. The time to recover the network was reduced by 75%. Additional monitoring and synchronization processes were implemented during the year.

After a review of Ms. Moreno’s performance, the Committee approved a payout of 101% for her personal strategic business goals.

Overall payments to the NEOs based on the achievement of consolidated financial results and personal strategic business goals, ranged from 130.4% to 136.4% of target. See the Summary Compensation Table below for payouts made to our NEOs under the Company’s annual incentive plan.

Long-term Incentive Compensation

We also provided long-term incentive compensation to our executive officers and other key employees through the 2001 Stock and Incentive Plan and, beginning in fiscal 2012, will do so under the 2011 Stock and Incentive Plan (collectively, the “Stock Plans”). We believe stock-based awards help align the financial interests of management with those of our shareholders since the ultimate value of stock-based awards is tied to the value of Snap-on’s stock.

The Stock Plans allow the grant of stock options, performance shares, performance-based share units, restricted stock, and RSUs and, for international employees, cash-settled stock appreciation rights (“SARs”). Since we compare targeted total direct compensation (base salary plus targeted annual and long-term incentives) to the 50th to 65th percentile of Market, we also aim to have the target long-term incentive compensation between the 50th and 65th percentile of Market. However, as indicated above, we do not aim for any particular numerical equivalency and use our judgment to respond to specific circumstances. Additionally, the actual payouts of long-term incentives can vary significantly from target because of the longer time period in which performance is measured (in the case of long-term performance-based awards) and because of changes in the market price of our stock (in the case of both stock options and stock-based awards). These types of awards reward financial and personal performance over a longer period of time than base salary and annual incentives. In 2011, our long-term incentive compensation grants for executive officers were composed of approximately one-third stock options, one-third performance-based share units, and one-third performance-based RSUs. We targeted more value in performance-based vehicles because we believe they focus executive officers and key employees on financial performance that is more under their control and which the Committee believes drives shareholder value over the long term. We provide a portion of long-term compensation in stock options with time-based vesting, which reward employees based upon the appreciation of the market value of our shares and, thus, directly mirror our investors’ experience. In 2011, the average long-term incentive compensation level of our NEOs was slightly above Market median, at approximately the 55th percentile of Market.

In granting long-term incentive awards, we take into account the following subjective and objective factors:

•	Each executive officer’s level of responsibility;

•	Each executive officer’s contributions to Snap-on’s financial results;

•	Retention considerations; and

•	The practices of companies in the Market.

The Committee believes that using Company stock for a significant portion of these awards provides executive officers with an additional potential equity stake in the Company and helps further align the interests of the executive officers with those of our shareholders.

Grants of long-term incentives are generally made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting and after the public release of the prior year’s financial results, although the final financial targets may be set after the February meeting, allowing the Committee to consider items from that meeting. Options have an exercise price equal to the closing price of Snap-on common stock as reported on the New York Stock Exchange on the grant date and generally vest in three equal annual increments beginning on the first anniversary of the grant. Occasionally, grants of long-term incentives are made at other meetings in special cases, such as promotions or new hires.

Prior to making a grant, the Committee considers potential dilution, the Company’s share price and the volatility of our share price. When determining eligibility and granting awards, the Committee considers market practice, personnel responsibility grades and the individual’s contributions to the Company. In 2011, in order to develop the grant range guidelines for various personnel responsibility grades (including both executive officers and other participants), the Committee reviewed market conditions and practice, as well as the estimated value of each grant. We determined the grant date present value using the Black-Scholes valuation model (a formula widely used to value exchange-traded options) for comparison to the market.

Due to significant market uncertainty and volatility in the Market Data, equity guidelines had not been changed since 2008. As a result, total targeted equity for certain executive officers and other participants was below the Company’s desired positioning at the 50th to 65th percentile of the Market. Therefore, the Committee adopted new guidelines in fiscal 2011 consistent with this range.

Stock Options

In February 2011, we granted stock options and SARs that vest over a three year period to approximately 250 employees. The Committee considered the total recommended grant size for all participants and reviewed the specific recommendations made by Mr. Pinchuk for grants to the executive officers. After considering the recommendations as compared to outstanding shares and expected dilution, the Committee then made the final grant decisions related to the executive officers and also approved the total grant size for all other participants.

We granted our NEOs options to purchase 228,500 shares, consisting of individual grants ranging from 13,500 to 125,000. In the aggregate, the number of options granted to employees was between the target and the maximum of the guidelines, reflecting the Committee’s evaluation of Company performance and individual contributions. The Committee approved the amounts awarded to each NEO based on their contributions and individual performance. We estimated that the February 2011 stock option grants would result in a 1.0% “burn rate” (options granted as a percentage of fully diluted common shares outstanding), which fell within the guidelines established by the Committee and below the 50th percentile of our peer group. See the Grants of Plan-Based Awards Table below for further information regarding stock options awarded to each of the NEOs.

Long-term Performance-Based Share Units

In February 2011, the Committee made grants to 42 key employees of performance-based share units that vest depending upon the achievement of operating performance criteria over a three year period; each unit is equivalent to one share of our common stock. The Committee believes that the use of these criteria serves to focus executive officers and key employees on Company operating and financial performance that the Committee believes drives shareholder value over the long term, rather than solely focusing on the market value of our shares, as is the case with stock options. In addition, the Committee believes that providing for the payout of these awards in shares rather than cash further aligns the interests of management with those of our shareholders.

Similar to the process discussed above related to the granting of options, the Committee made the final long-term performance plan grant decisions for executive officers and approved the total recommended grant size for other participants. In 2011, we granted our NEOs 54,165 long-term performance-based share units. Individual grants to the NEOs ranged from 3,247 to 29,517 units. In the aggregate, the number of performance-based share units granted to executive officers was between the target and maximum of the guidelines again reflecting the Committee’s evaluation of Company performance and individual contributions.

Vesting of the performance-based share units awarded in 2011 will depend upon cumulative performance relative to the goals set for fiscal years 2011, 2012 and 2013, which are based upon revenue growth and RONAEBIT. These two measures have been consistently used for our prior long-term plans. We use these measures because they are consistent with the Company’s growth goals and objectives to increase returns to shareholders. We regularly use RONAEBIT as a measure of return to evaluate performance. As previously noted, the methodology used to calculate RONAEBIT is consistent with that used to calculate WACC. The 2009 to 2011, 2010 to 2012, and 2011 to 2013 plans offer the potential to earn 200% of the award for performance at the “maximum” level. The table below provides examples of vesting at the performance levels under these plans:

Performance Level	Amount of Performance Award Vesting
Threshold (see below for discussion)	25% of the Award
Target (for both criteria)	100% of the Award
Maximum (for both criteria)	200% of the Award

We intend that payments at the “target” level combined with the value of stock options would provide total long-term compensation within the 50th and 65th percentiles of the Market Data for long-term compensation. In setting the levels of performance required to earn various percentages of long-term performance-based units, the Committee considered current levels of RONAEBIT and sales, the current year’s plan, industry and Gross Domestic Product (“GDP”) growth rates, and past performance. In addition, the Committee considered longer range strategic plans establishing expectations for improved performance over the three-year performance period.

In order to achieve “target” levels of performance on the matrix, both revenue and RONAEBIT for the 2011 to 2013 period would need to improve from recent performance. “Target” level revenue growth was set at the 2010 revenue level, plus the average GDP growth rate plus 3% annually, which was considered reasonably challenging given the prevailing economic and industry environment. “Target” RONAEBIT was set at a level 50% greater than the Company’s WACC, which the Committee believes would result in significant enhancement of shareholder value.

The “maximum” level of revenue growth was set at the 2010 revenue level, plus the average GDP growth rate plus 6% annually. This was considered a significant stretch over “target” and difficult to achieve. The “maximum” RONAEBIT metric was also set at a level that was considered difficult to achieve because, assuming a consistent net asset base, it would require an additional $107 million, or 10%, in annual operating income above “target” over the three-year performance period.

The “threshold” level of revenue growth was set at the 2010 revenue level, plus the average GDP growth rate. The “threshold” RONAEBIT metric was set 33% above the Company’s WACC. This was considered acceptable given that the Committee believes that any return over the Company’s WACC would add shareholder value. A “threshold” level of payment could be earned by achieving the “threshold” on both the revenue growth and RONAEBIT metrics. It could also be earned in one of two other ways. If revenues remain at 2010 levels, RONAEBIT would need to grow to the “target” level. Alternatively, if RONAEBIT remained at the Company’s WACC, revenues would need to achieve the “target” level. Achieving at least a 25% “threshold” payment was considered minimally acceptable because it would require stretch improvement in one of the measures while maintaining at least current levels, or modest increases, on the other measure.

As part of the long-term performance plans, the Committee considers any acquisitions and divestitures or other significant changes in business practices that occur during the performance period and makes what it considers appropriate adjustments to performance measures to reflect the financial effects of these events on those measures. As a result of the SOC transition, the Committee adjusted the plan goals for the entire 2009 to 2011 plan period to remove finance income and the related assets. Finance income and the related assets were also excluded from the 2010 to 2012 and 2011 to 2013 plan periods.

In February 2012, the Committee approved the outcome of long-term performance-based share units granted in 2009 based on financial performance during fiscal 2009, 2010 and 2011. The metrics for those awards and actual performance are set forth in the table below:

Criteria	Threshold	Target	Maximum	Actual
Sales(1)	$2,794 million	$3,052 million	$3,326 million	$2,854 million
RONAEBIT(2)(3)	19.4%	21.9%	24.4%	21.3%

(1)	Sales represents the 2011 fiscal year Net Sales.

(2)

RONAEBIT is a three-year average for fiscal 2009, 2010 and 2011, calculated as a fraction expressed as a percentage where (i) the numerator is operating income (earnings from continuing operations before income taxes plus interest expense less other income (expense) – net) and (ii) the denominator is average net assets employed (total assets minus cash and cash equivalents and minus all liabilities excluding short-term and long-term debt).

(3)	As described above, there is no payout if the Company does not achieve its WACC.

Actual performance during the period on these metrics was a RONAEBIT of 21.3% and revenues of $2,854 million; as a result, performance shares were earned at 49.8% based on financial performance during the 2009 to 2011 plan period. The 2009 to 2011 revenue goals were set following the record level of revenue achieved in 2008, before the full onset of the recession. The below target payout reflects the recession’s impact on our financial performance.

In February 2012, the Committee also had discussions relating to targets for the 2012 to 2014 plan. The Committee continued the same approach as used in 2011 and the same general financial metrics for these future goals. The Committee believes that the current structure and metrics continue to incent management appropriately and thereby enhance shareholder value.

Restricted Stock Units

The Committee began granting performance-based units (designated as RSUs) in 2009; these awards have a one year performance period based on operating income and RONAEBIT performance reflected in the Company’s consolidated financial results and have an additional two year cliff vesting schedule. The Committee’s intent in introducing RSUs into the incentive compensation mix and continuing to grant these awards is to emphasize the importance of the first year’s results in setting the future growth of the Company, while also adding an important retention element for our executive officers. This portion of long-term incentive compensation accounts for approximately one-third of the total long-term incentive value.

Consistent with the granting of options, SARs and performance share units discussed above, the Committee made the final RSU grant decisions for executive officers and approved the total recommended grant size for other participants. In 2011, we granted our NEOs 54,161 RSUs. Individual grants to the NEOs ranged from 3,247 to 29,516 units. In the aggregate, the number of restricted stock units granted to executive officers was between the target and maximum of the guidelines, again reflecting the factors discussed above.

Based on the Company’s performance on the financial metrics (operating income and return on net assets), reported above in “Total Direct Compensation-Cash and Incentive-Annual Incentive-Consolidated Financial Results Component,” executive officers earned approximately 159.8% of the RSUs granted. The RSUs earned will vest at the end of fiscal 2013 and be paid out shortly thereafter, assuming continued employment.

Stock Ownership Guidelines

In 2008, the Company adopted stock ownership guidelines for its top executives. The guidelines are based on a multiple of base salary using a six month average stock price to value the holdings. Stock ownership includes shares held outright, deferred shares, those in 401(k) plans, shares purchased through the Dividend Reinvestment and Direct Stock Purchase Plan, RSUs that have been earned (but have yet to vest) and the “in the money” value of vested stock options, net of an assumed 40% tax rate. The ownership multiples range from one to six times an executive’s base salary based on the individual’s level of responsibility. Executives are expected to reach the stock ownership guidelines within a five year time frame. The Committee has the authority to pay up to 50% of the annual incentive payout in restricted stock if it is determined that an executive is not making reasonable progress towards reaching the guidelines. The Committee reviews progress toward ownership guidelines annually at its August meeting. In August 2011, based on our six month average stock price, five of our eight executive officers had met their current ownership guidelines and the remaining officers were projected to reach their guideline goals within the five year time frame.

Clawback Policy

The Company has had a recoupment policy as part of its long-term incentive compensation program since the inception of that program; however, the Committee decided to broaden that policy to cover all elements of the incentive compensation program in fiscal 2010, and adopted a formal Clawback Policy. The Company has the right to clawback, or recoup, an incentive award (in whole or in part), including annual and long-term incentives, received by an employee in the event that the employee benefited from an incentive award and it is later discovered that: (1) a financial statement error resulted in a restatement or an inaccurate operating metric measurement resulted in an inappropriate incentive award; (2) the employee engaged in misconduct that caused the financial statement restatement or inaccurate operating metric measurement; and (3) a lower payment would have been made to the employee based on the restated financial result/operating metric. The Committee also has the right to recoup any such incentive compensation (in whole or in part) from the Company’s top 24 executives. The Committee has the sole discretion to determine whether an employee’s conduct has or has not met any particular standard of conduct under law or Company policy. The Committee may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Committee’s ability to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, any remedies or sanctions imposed by such authorities or any other third party actions.

Other Benefits

Our executive officers receive additional benefits also available to other salaried employees. For example, we provide executive officers and other U.S. salaried employees with health insurance (where the employee pays a portion of the premium), vacation pay and sick pay. The Company does not provide its executive officers with automobiles or club memberships, nor does it reimburse “social expenses,” except to the extent that they are specifically, directly and exclusively used to conduct Company business. There are no other perquisites or similar benefits for executive officers that are not consistent with those of other salaried employees. Perquisites were compared against our peers, and we found our policy to be conservative relative to the market.

Retirement and Deferred Benefits

The Company maintains two types of retirement plans covering its executive officers, a defined benefit pension program and a defined contribution program where eligible employees and executives may receive matching contributions. Benefits are provided through both “qualified” and “non-qualified” plans (the non-qualified plans are designed to “restore” the benefit levels that may be limited by IRS regulations). The Company also maintains a deferred compensation plan that functions as a defined contribution plan.

	Defined Benefit Program		Defined Contribution Program
	Snap-on Incorporated Retirement Plan (“Pension Plan”)	Snap-on Incorporated Supplemental Retirement Plan for Officers (“Supplemental Plan”)	Snap-on Incorporated 401(k) Savings Plan (“401(k) Plan”)	Snap-on Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”)
Plan Type:	Defined Benefit Pension	Defined Benefit Pension	401(k) Defined Contribution	Deferred Compensation

IRS Tax- Qualified:	Yes	No	Yes	No

Employee Contributions:	No	No	Yes	Yes

Company Contributions:	Yes	Yes	Matching	Restoration Match

When paid:	At termination or retirement	At termination or retirement	At termination or retirement	As elected by the participant for employee deferrals; at retirement for matching contributions

The Defined Benefit Program includes the Snap-on Incorporated Retirement Plan (the “Pension Plan”) and the Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). The Pension Plan is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. (The Company maintains separate retirement arrangements for hourly employees.) The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is, therefore, subject to the Code’s limits on covered compensation and benefits payable. The NEOs also participate in the Supplemental Plan, which is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Pension Plan has been established for over 60 years as a general benefit for salaried employees. We have made periodic changes to incorporate various regulatory changes and trends in the employment market. The most recent significant plan change occurred in 2001 when an account-balance formula was incorporated for new employees; a 401(k) plan matching contribution was also adopted in 2001 to complement the account-balance feature. The then-existing participants were given a choice of converting their benefit to the account-based formula (with an opportunity for a 401(k) plan match) or continuing with the old final average pay times years of service formula. Precise benefits also depend upon the payment alternative chosen by the participant. In order to ensure compliance with IRS nondiscrimination requirements, in 2008, the pay-credit schedule for the account-based formula was modified and a minimum interest credit of 3.75% was adopted.

The Supplemental Plan, commonly referred to as a supplemental executive retirement plan or “SERP,” was established in 1983 and covers approximately 70 active and retired executives, including the NEOs. The Supplemental Plan was also changed in 2001 to incorporate the account-balance formula. Active executives participating in the Supplemental Plan at that time were given a choice to have their Supplemental Plan retain the final average pay times years of service formula or to switch to the new account-balance formula, without regard to the choice they made in the Pension Plan. The same change that was made during 2008 to the Pension Plan was also made to the Supplemental Plan.

The Defined Contribution Program includes the Snap-on Incorporated 401(k) Savings Plan (the “401(k) Plan”), and the Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”). Depending upon the Pension Plan formula applicable to the participant (account-based or final average pay times years of service), the Company matches a portion of employee contributions to the 401(k) Plan. The Deferred Compensation Plan is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions to restore 401(k) Plan matching contributions limited by IRS regulations. Some participants may use this plan for retirement savings or to defer base salary or incentive compensation.

Focusing on retention of the individual and reflecting our belief that these benefits should be earned over time, employees step-vest in the Company’s 401(k) Plan match over a period of four years and an employee must have three years of continuous employment before becoming vested in account-based benefits under the Defined Benefit Program.

The Committee believes it is appropriate to maintain all four of these plans, taken together, to provide adequate retirement benefits that are comparable to the competitive market and are an additional incentive for the participants to provide for their own retirement.

Change in Control and Other Employment-related Agreements

Snap-on does not generally enter into employment-related agreements, including with its executive officers. Although the Committee believes that it is appropriate to have change in control agreements in place as described below, it believes that the Company is better served by maintaining the ability to continuously evaluate performance of its executive officers without the constraints of a specific agreement. Snap-on occasionally enters into severance or other agreements with individuals that the Company hires from outside in order to provide for severance or retirement benefits in recognition of foregone opportunities at such individual’s prior employer. Snap-on does not currently have any such agreements covering its executive officers.

The Company maintains change in control agreements with all of its current NEOs, as well as selected other key personnel. In the event of a transaction involving a change in control of the Company, senior executives and key personnel would typically face a great deal of pressure, including uncertainty concerning their own future. Such arrangements help assure their full attention and cooperation in the negotiation process.

The Committee periodically reviews the change in control agreements and believes that the Company’s agreements are conservative compared to the Market as evidenced by: the “double trigger” element of the agreements, which narrows the circumstances in which payments might be made; two times multiples for severance and other benefits; a provision for the continuation of health, disability, life and other insurance benefits, pension credit and 401(k) Plan matching for two years; and the lack of a tax gross-up feature. The change in control agreements allow for a reduction in payments so as to avoid adverse excise tax consequences to the executive officer.

In 2009, the Company entered into retention agreements (the “Retention Agreements”) with three of our then current executive officers, none of whom is or was a named executive officer in the Summary Compensation Table, and certain other key employees, including Mr. Pagliari, who was not an executive officer at the time. In 2010, the Company entered into a Retention Agreement with Ms. Moreno. The Retention Agreements were intended to help ensure that the Company continued to retain the services of these employees as well as to motivate these individuals in challenging economic times. Under the Retention Agreements, the employee is entitled to receive a stated cash payment three years from the grant date, provided that the individual remains employed by the Company through such date. Potential cash payments to our current executive officers vary between 69% and 98% of base salaries at the time of grant; Mr. Pagliari’s potential payment represents 98% of his then-current base salary and Ms. Moreno’s potential payment represents 85% of her then-current base salary. Payment may be accelerated upon a change in control of the Company; payment may be accelerated and prorated if the employee is terminated as a result of a divestiture of a business unit, or in the event of death, disability or retirement after the first anniversary of the grant date. The retention amount may be forfeited or reduced if the Company becomes aware that the employee has engaged in specified types of activities deemed to be detrimental to the Company.

See “Potential Payments on Change in Control and Other Employment-related Agreements” below for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to certain executive officers that is not “performance based” to $1 million annually. While it is our intention to structure most compensation so that Section 162(m) does not adversely impact Snap-on’s tax deduction, there may be instances in which we determine that we cannot structure compensation accordingly. In those instances, the Compensation Committee may elect to structure elements of compensation (such as certain qualitative factors in annual incentives) to accomplish business objectives that it believes are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Snap-on’s tax deduction for related compensation. We believe that substantially all compensation paid in 2011 will be tax deductible.

Other provisions of the Code also can affect the decisions that we make. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five year average. A company also loses its tax deduction for “excess” payments. There are no gross-up features in our current change in control agreements.

In addition, the Code was amended to provide a surtax under Section 409A of the Code with respect to various features of deferred compensation arrangements of publicly-held corporations, mostly for compensation deferred on or after January 1, 2005. We have made the appropriate changes to our Defined Contribution and Defined Benefit Programs and employment agreements to help ensure there are no adverse affects on the Company or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on the Company.

Compensation Committee Report

The duties and responsibilities of the Organization and Executive Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) are set forth in a written charter adopted by the Board and can be found on the Company’s website at www.snapon.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this proxy statement.

Roxanne J. Decyk, Chair

Arthur L. Kelly

Edward H. Rensi

Gregg M. Sherrill

EXECUTIVE COMPENSATION INFORMATION

Table 3: Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Nicholas T. Pinchuk	2011	$911,250	—	$3,479,405	$1,971,250	$1,206,585	$174,777	$58,488	$7,801,755
Chairman, President and Chief Executive Officer	2010	812,500	—	2,966,950	1,304,400	984,343	129,789	43,623	6,241,605
	2009	750,000	—	1,976,137	806,400	581,586	144,831	51,300	4,310,254
Aldo J. Pagliari	2011	359,125	—	550,912	315,400	359,462	38,381	20,412	1,643,692
Senior Vice President—Finance and Chief Financial Officer(7)(8)	2010	318,709	—	196,028	70,438	278,184	29,516	13,430	906,305
Thomas J. Ward	2011	445,110	—	1,275,756	662,340	442,091	1,130,594	1,602	3,957,493
Senior Vice President and	2010	418,878	—	1,165,586	456,540	397,374	411,708	1,508	2,851,594
President—Repair Systems & Information Group	2009	390,350	—	776,334	268,800	206,759	362,453	1,405	2,006,101
Thomas L. Kassouf	2011	386,260	—	695,905	441,560	395,247	45,052	22,753	1,986,777
Senior Vice President and	2010	356,810	—	503,316	271,750	325,808	37,946	16,365	1,511,995
President—Snap-on Tools Company LLC	2009	321,000	—	317,594	151,200	145,847	41,110	19,217	995,968
Jeanne M. Moreno	2011	335,798	—	382,756	212,895	284,643	33,782	18,744	1,268,618
Vice President, Chief Information Officer(7)	2010	326,017	—	383,854	163,050	248,695	33,083	15,225	1,169,924
	2009	321,992	—	255,660	100,800	142,363	36,148	17,420	874,383

(1)	There was a general salary freeze for our associates over a two year period that ended in August 2010.

(2)

The “Bonus” column includes only discretionary bonus payments apart from our annual incentive plan. Payments under the annual incentive plan, including payments for achieving personal goals, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ goals are specific and the officers’ performance against them is measured, we believe that payments under the annual performance plan which relate to the achievement of personal strategic business goals are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

(3)

Represents the grant date fair value computed in accordance with ASC 718 of outstanding performance-based unit grants (“Stock Awards” column) and option awards (“Option Awards” column) under the 2001 Incentive Stock and Awards Plan, as amended (the “2001 Stock and Incentive Plan”); the related grants and awards were made in 2009, 2010 and 2011, respectively. See the Grants of Plan-Based Awards table and “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for further discussion regarding the awards in 2011 and the Outstanding Equity Awards at Fiscal Year-End table regarding all outstanding awards. ASC 718 requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in note 13 to our consolidated financial statements.

The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market price of our common stock over the exercise price on the date the option is exercised, which cannot be forecasted with reasonable accuracy. The ultimate value of performance-based share units will depend upon the number of units that vest and the market price of our common stock at vesting. Performance-based share units vest based upon actual performance as compared to pre-defined goals for revenue growth or operating income and return on net assets employed before interest and taxes (“RONAEBIT”); certain awards have a three-year performance period and restricted stock units (“RSUs”), which we began granting in 2009, have a one year performance period and two year cliff vesting. In all years presented in the Summary Compensation Table above, each named executive officer (the “NEOs”) could earn up to two times the value listed in the “Stock Awards” column for performance at “maximum”.

As a result of the Company’s performance, approximately 49.8% of the 2009-2011 performance-based share units were earned, as discussed above in “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units;” therefore, 50.2% of the amount reported above related to this award in the “Stock Awards” column corresponding to 2009 for each NEO was forfeited.

Based on the Company’s performance in 2011, approximately 159.8% of the RSUs granted in 2011 were earned by each NEO and will vest at the end of fiscal 2013 and be paid out shortly thereafter, assuming continued employment. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information.

Based on the Company’s performance in 2010, approximately 145.5% of the RSUs granted in 2010 were earned by each NEO and will vest at the end of fiscal 2012 and be paid out shortly thereafter, assuming continued employment. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information.

Based on the Company’s performance in 2009, approximately 56.7% of the RSUs granted in 2009 were earned by each NEO, vested at the end of fiscal 2011 and were paid out shortly thereafter.

(4)

Amounts shown represent the annual incentive earned under the 2001 Stock and Incentive Plan. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards.

(5)

Represents the increase in the actuarial present value of pension benefits between fiscal year-end 2010 and 2011, 2009 and 2010, and 2008 and 2009. See the Pension Benefits and Non-qualified Deferred Compensation tables below for further discussion regarding our Pension and Deferred Compensation Plans.

(6)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include Company contributions to the 401(k) Plan, Deferred Compensation Plan and life insurance The amounts included in the “All Other Compensation” column are listed in the following table:

Name	Year	Company Matching Contribution to 401(k) Plan ($)	Company Matching Contribution to Deferred Compensation Plan ($)	Value of Life Insurance Premiums Paid by the Company ($)	Total ($)
Pinchuk	2011	$7,350	$49,518	$1,620	$58,488
	2010	7,350	34,473	1,800	43,623
	2009	7,350	42,150	1,800	51,300
Pagliari	2011	7,350	11,769	1,293	20,412
	2010	7,350	4,933	1,147	13,430
Ward	2011	—	—	1,602	1,602
	2010	—	—	1,508	1,508
	2009	—	—	1,405	1,405
Kassouf	2011	7,350	14,012	1,391	22,753
	2010	7,350	7,730	1,285	16,365
	2009	7,350	10,711	1,156	19,217
Moreno	2011	7,350	10,185	1,209	18,744
	2010	7,350	6,701	1,174	15,225
	2009	7,350	8,911	1,159	17,420

(7)

The Company sponsors a non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, stock awards or non-equity incentive plan compensation. See the further discussions in “Compensation Discussion and Analysis—Retirement and Deferred Benefits” and under “Non-qualified Deferred Compensation” below. Of the amounts included in the table above, Mr. Pagliari deferred $3,591 of base salary in fiscal 2011 and $3,187 of base salary in fiscal 2010. In fiscal 2009, Ms. Moreno deferred $422,084 of stock awards and $198,049 of non-equity incentive compensation.

(8)

Mr. Pagliari was elected Senior Vice President-Finance and Chief Financial Officer by the Company’s Board of Directors, effective March 31, 2010. Although Mr. Pagliari has been employed by the Company since 2002, he did not become an executive officer until that time. The amounts listed for Mr. Pagliari in the “Summary Compensation Table” above for 2010 include all compensation paid to him by the Company in fiscal 2010, including amounts paid when he was not an executive officer. In accordance with SEC rules, information for fiscal 2009 is not required to be presented.

Table 4: Grants of Plan-Based Awards 2011

Name	Grant Date	Plan Name*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			—	—	—	7,379	29,517	59,034	(1)	—		—	$1,739,732
Pinchuk	2/9/11	Long-term awards	—	—	—	7,379	29,516	59,032	(2)	—		—	1,739,673
			—	—	—	—	—	—		125,000	(3)	$58.94	1,971,250
	2/9/11	Annual incentive(4)	$227,830	$911,318	$1,822,636	—	—	—		—		—	—
			—	—	—	1,169	4,674	9,348	(1)	—		—	275,486
Pagliari	2/9/11	Long-term awards	—	—	—	1,168	4,673	9,346	(2)	—		—	275,427
			—	—	—	—	—	—		20,000	(3)	58.94	315,400
	2/9/11	Annual incentive(4)	67,366	269,462	538,924	—	—	—		—		—	—
			—	—	—	2,706	10,823	21,646	(1)	—		—	637,908
Ward	2/9/11	Long-term awards	—	—	—	2,706	10,822	21,644	(2)	—		—	637,849
			—	—	—	—	—	—		42,000	(3)	58.94	662,340
	2/9/11	Annual incentive(4)	83,477	333,906	667,812	—	—	—		—		—	—
			—	—	—	1,476	5,904	11,808	(1)	—		—	347,982
Kassouf	2/9/11	Long-term awards	—	—	—	1,476	5,903	11,806	(2)	—		—	347,923
			—	—	—	—	—	—		28,000	(3)	58.94	441,560
	2/9/11	Annual incentive(4)	72,443	289,771	579,542	—	—	—		—		—	—
			—	—	—	812	3,247	6,494	(1)	—		—	191,378
Moreno	2/9/11	Long-term awards	—	—	—	812	3,247	6,494	(2)	—		—	191,378
			—	—	—	—	—	—		13,500	(3)	58.94	212,895
	2/9/11	Annual incentive(4)	54,571	218,285	436,570	—	—	—		—		—	—

*	All awards were made pursuant to our 2001 Stock and Incentive Plan.

(1)

The awards relate to grants of performance-based share units and are earned over a term of three years. The related grant date fair value of these awards in 2011 is also included in the “Stock Awards” column of the Summary Compensation Table. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for further discussion regarding the awards.

(2)

Consists of performance-based RSUs awarded in fiscal 2011 under the 2001 Stock and Incentive Plan. Vesting of the RSUs is dependent upon the achievement of consolidated financial metrics (operating income and RONAEBIT) over a one-year performance period, as well as continued employment during the subsequent two-year service period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information.

(3)

The options were granted at the regularly scheduled February 9, 2011 meeting of the Organization and Executive Compensation Committee (the “Compensation Committee” or the “Committee”) and have an exercise price equal to the closing price of Snap-on stock as reported on the New York Stock Exchange on the date of grant ($58.94). One-third of the options granted vest on each of February 9, 2012, February 9, 2013, and February 9, 2014, respectively. See the Outstanding Equity Awards at Fiscal Year-End table for further information regarding the awards.

(4)

Amounts represent the annual incentive opportunity available under the 2001 Stock and Incentive Plan. The annual incentive actually paid to each of the NEOs is set forth above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards. Payouts are made annually, dependent upon performance as compared to pre-defined goals. Our targets relate to quantifiable consolidated Company financial performance—operating income and return on net assets. In addition, a portion of the annual incentive is based on the attainment of personal strategic business goals.

Payments related to the total Company financial measures can increase from twenty-five percent of the target amount if a threshold level of performance has been reached to two hundred percent of such amount if a maximum level of performance has been achieved, and are adjusted proportionately and interpolated between performance levels. Achievement of the personal strategic business goals can range from zero percent to the maximum based on personal attainment of those goals.

(5)	For stock awards and options, this amount represents the grant date fair value calculated in accordance with ASC 718. See also note 13 to our 2011 consolidated financial statements.

The Company sponsors a Non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, non-equity incentive plan compensation or stock awards for 2011. Deferral elections relating to the 2010 and 2011 grants of stock awards will be made in June 2012 and June 2013, respectively.

Table 5:	Outstanding Equity Awards at Fiscal Year-End December 31, 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pinchuk	40,000				$30.06	6/27/2012
	40,500				25.11	1/24/2013
	40,500				31.52	1/23/2014
	35,000				33.75	2/18/2015
	42,000				39.35	2/16/2016
	40,000				50.22	2/15/2017
	99,000				51.75	2/13/2018
	80,000	(1)	40,000	(1)	29.69	2/11/2019
	40,000	(2)	80,000	(2)	41.01	2/10/2020
			125,000	(3)	58.94	2/9/2021
							33,280	(4)	$1,684,634	(5)
							72,348	(4)	3,662,256	(5)
							59,034	(4)	2,988,301	(5)
							52,632	(6)	2,664,232	(5)
							47,167	(7)	2,387,594	(5)
Pagliari	2,500				28.20	12/18/2012
	4,800				25.11	1/24/2013
	4,800				31.52	1/23/2014
	4,320				33.75	2/18/2015
	6,480				39.35	2/16/2016
	6,480				50.22	2/15/2017
	6,480				51.75	2/13/2018
	4,320	(1)	2,160	(1)	29.69	2/11/2019
	2,160	(2)	4,320	(2)	41.01	2/10/2020
			20,000	(3)	58.94	2/9/2021
							2,140	(4)	108,327	(5)
							4,780	(4)	241,964	(5)
							9,348	(4)	473,196	(5)
							3,477	(6)	176,006	(5)
							7,467	(7)	377,980	(5)
Ward	3,644				31.52	1/23/2014
	6,480				33.75	2/18/2015
	3,220				31.48	4/1/2015
	15,000				39.35	2/16/2016
	5,000				37.47	4/27/2016
	40,000				50.22	2/15/2017
	10,000				54.50	4/30/2017
	40,000				51.75	2/13/2018
	26,667	(1)	13,333	(1)	29.69	2/11/2019
	14,000	(2)	28,000	(2)	41.01	2/10/2020
			42,000	(3)	58.94	2/9/2021
							13,074	(4)	661,806	(5)
							28,422	(4)	1,438,722	(5)
							21,646	(4)	1,095,721	(5)
							20,677	(6)	1,046,670	(5)
							17,294	(7)	875,422	(5)
Kassouf	6,480				50.22	2/15/2017
	6,000				54.50	4/30/2017
	20,000				51.75	2/13/2018
	7,500	(1)	7,500	(1)	29.69	2/11/2019
	8,334	(2)	16,666	(2)	41.01	2/10/2020
			28,000	(3)	58.94	2/9/2021
							5,349	(4)	270,766	(5)
							12,274	(4)	621,310	(5)
							11,808	(4)	597,721	(5)
							8,928	(6)	451,935	(5)
							9,433	(7)	477,498	(5)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Moreno	15,000				50.22	2/15/2017
	5,000				54.50	4/30/2017
	15,000				51.75	2/13/2018
	2,500	(1)	5,000	(1)	29.69	2/11/2019
	5,000	(2)	10,000	(2)	41.01	2/10/2020
			13,500	(3)	58.94	2/9/2021
							4,306	(4)	217,970	(5)
							9,360	(4)	473,803	(5)
							6,494	(4)	328,726	(5)
							6,809	(6)	344,672	(5)
							5,189	(7)	262,667	(5)

(1)

Option award has an exercise price equal to the value of our common stock on the grant date and vests in three annual increments beginning on the first anniversary following the award. One-third of the original options granted vested on each of February 11, 2010, and February 11, 2011, and the remaining one-third will vest on February 11, 2012.

(2)

Option award has an exercise price equal to the value of our common stock on the grant date and vests in three annual increments beginning on the first anniversary following the award. One-third of the original options granted vested on February 10, 2011, and one-third will vest on each of February 10, 2012, and February 10, 2013, respectively.

(3)

Option award has an exercise price equal to the value of our common stock on the grant date and vests in three annual increments beginning on the first anniversary following the award. One-third of the original options granted will vest on each of February 9, 2012, February 9, 2013, and February 9, 2014, respectively.

(4)

Consists of performance-based share units awarded in fiscal years 2009, 2010 and 2011 under the 2001 Stock and Incentive Plan. Vesting of the performance-based share units will be dependent upon cumulative performance relative to revenue growth and RONAEBIT over the three-year performance periods. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for additional information regarding awards.

Actual performance for the 2009 long-term award was between threshold and target. Therefore, the value of the award is shown at the target grant number because that is the reporting value required to be presented in this situation. On February 8, 2012, the Committee and the Board reviewed actual performance as compared to the 2009 plan and approved a vesting percentage of 49.8% for the 2009 long-term award.

Plan to-date performance for the 2010 long-term award is between the target and maximum levels; therefore, the value of the award is shown at the maximum grant number, which is the reporting value required to be presented in this situation. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2013 meetings.

Plan to-date performance for the 2011 long-term award is between the target and maximum levels; therefore, the value of the award is shown at the maximum grant number, which is the reporting value required to be presented in this situation. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2014 meetings.

(5)	Based on the $50.62 per share closing price of a share of our common stock on December 30, 2011.

(6)

Consists of performance-based RSUs awarded in fiscal 2010 under the 2001 Stock and Incentive Plan, and earned based on Company performance on the consolidated financial metrics set in its annual incentive plan, operating income and return on net assets, during that fiscal year. The number reported above represents approximately 145.5% of the RSUs originally granted. These RSUs will vest at the end of fiscal 2012 and be paid out shortly thereafter, assuming continued employment.

(7)

Consists of performance-based RSUs awarded in fiscal 2011 under the 2001 Stock and Incentive Plan. Vesting of the RSUs is dependent upon the achievement of the consolidated financial metrics set in the Company’s annual incentive plan, operating income and return on net assets, over the one-year performance period, as well as continued employment during the two-year service period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Restricted Stock Units” for more information. On February 8, 2012, the Compensation Committee and Board of Directors reviewed the Company’s actual performance and determined that approximately 159.8% of the RSUs originally granted were earned; the amounts reported in the table above reflect this performance. These RSUs will vest at the end of fiscal 2013 and be paid out shortly thereafter, assuming continued employment.

Table 6:	Option Exercises and Stock Vested 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Pinchuk	—	—	18,853	$954,339
Pagliari	—	—	1,212	61,351
Ward	12,556	333,628	7,406	374,892
Kassouf	—	—	3,030	153,379
Moreno	7,500	227,325	2,439	123,462

(1)

Based on the difference between the exercise price and the sale price on the date of exercise with the exception of shares that were held upon the exercise of options; in such case, the value realized on exercise is based on the difference between the exercise price and the average of the high and low trading prices of our stock on the New York Stock Exchange on the date of exercise.

(2)

The performance-based RSUs awarded in fiscal 2009 vested on December 31, 2011. The value realized is based on the closing price of our stock on the New York Stock Exchange on December 30, 2011, the last business day of fiscal 2011.

The 2008 long-term incentive program had a three year performance period that ended in 2010. On February 9, 2011, the Compensation Committee and Board of Directors reviewed actual performance during 2008-2010 and determined that such performance fell below threshold and, therefore, resulted in no payout on the 2008 long-term award.

Defined Benefit Plans

Snap-on Incorporated Retirement Plan

The Snap-on Incorporated Retirement Plan (the “Pension Plan”) is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is therefore subject to the Code’s limits on covered compensation and benefits payable. Benefits are determined using either final average earnings and years of credited service or an account balance formula. We do not make any specific contributions for the NEOs. All salaried employees hired on or after January 1, 2001, participate under the account balance formula in the Pension Plan. The table below shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan and Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). See below for a discussion of the Supplemental Plan. The assumptions used to determine the present value of the accumulated benefit are discussed in note 11 to our consolidated financial statements.

There are no provisions in the plans for granting additional years of credited service to our employees, including the named executive officers.

Supplemental Retirement Plan

Approximately 70 active and retired executives, including the NEOs, participate in the Supplemental Plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); it provides benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Code. The Supplemental Plan has a final average pay formula and an account balance benefit formula, both of which are based on the final average pay and account balance formulas in the Pension Plan. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable IRS limitations are applied. Qualified retirement plan compensation limits per participant were $245,000 per annum for 2009, 2010 and 2011 under Section 401(a)(17) of the Code.

Table 7: Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)*	Present Value of Accumulated Benefit ($)**	Payments During Last Fiscal Year ($)
Pinchuk	Snap-on Incorporated Retirement Plan(1)	9.5	$171,285	—
	Supplemental Retirement Plan(1)	9.5	620,270	—
Pagliari	Snap-on Incorporated Retirement Plan(1)	9.1	125,947	—
	Supplemental Retirement Plan(1)	9.1	73,933	—
Ward	Snap-on Incorporated Retirement Plan(2) (3)	24.0	1,049,260	—
	Supplemental Retirement Plan(2) (3)	23.8	2,417,247	—
Kassouf	Snap-on Incorporated Retirement Plan(1)	9.0	129,381	—
	Supplemental Retirement Plan(1)	9.0	127,748	—
Moreno	Snap-on Incorporated Retirement Plan(1)	6.7	95,594	—
	Supplemental Retirement Plan(1)	6.7	104,080	—

*	Years of Credited Service for Mr. Ward includes credited service years from participating in the Sun Electric Pension Plan prior to the acquisition of Sun Electric by Snap-on in 1992. The Sun Electric Pension Plan was merged into the Pension Plan in 2000.

**	At December 31, 2011.

(1)

The defined benefit is determined using an account-based cash balance plan formula with pay credits ranging from 3% to 10% based on years of credited service and age. Interest is credited annually based on the five-year Treasury rate as calculated in November of the preceding year, with a minimum interest rate of 3.75%. The values shown are the present value of the account balances that would be available upon termination of employment. There are no subsidized optional forms of payment. The Pension Plan is a tax-qualified retirement plan. The Supplemental Plan is a non-qualified deferred compensation plan providing benefits using the same formulas as in the Pension Plan, but without regard to IRS imposed limits.

(2)

The total pension benefit is determined as described in footnote 3 below except that the Supplemental Plan benefit is offset by the benefit payable from the Pension Plan. Benefits from the Pension Plan are as calculated in footnote 3 below for service since August 5, 1996. For service prior to August 5, 1996, benefits are calculated according to the following formula:

[(2% x Final Average Pay x Projected Service) - (2.4% of Social Security benefit x Projected Service)]

multiplied by

(Current Service divided by Projected Service)

Early retirement on the latter calculation is age 55 with 10 years of service.

“Final Average Pay” is an individual’s average annual earnings during the last three completed consecutive calendar years of employment and generally includes only base salary paid in a given year.

“Projected Service” means the total number of years a participant could have been eligible to earn a pension benefit if he/she participated in the plan until age 65.

“Current Service” means the total number of years a participant actually earned a pension benefit.

(3)

The total defined benefit is determined using the final average pay formula under the Pension Plan and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% x Final Average Pay x Years of Credited Service]

plus

[0.45% x {Final Average Pay minus Social Security Covered Compensation} x Years of Credited Service]

“Final Average Pay” is an individual’s average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary and bonus amounts paid in a given year.

“Social Security Covered Compensation” is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65.

“Years of Credited Service” is the number of years and fractional number of years of continuous employment up to 35 years. The Years of Credited Service vary between the two plans due to differences in and changes to plan definitions.

The Normal Form of Benefit (as defined in the Pension Plan) is a 50% joint and survivor benefit which is reduced if payable before age 60. There is also an $800 temporary benefit payable at age 60 for a maximum of 60 months.

Non-qualified Deferred Compensation

The Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make contributions to restore 401(k) Plan matching contributions otherwise limited by IRS regulations. Approximately 50 active and retired executives, including the NEOs, are eligible to participate in the Deferred Compensation Plan.

The Deferred Compensation Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of ERISA. Participants are allowed to defer amounts into a cash fund or into a Snap-on common stock fund. Participants are allowed to take a distribution of deferrals and matching contributions following a participant’s termination of employment or retirement or to schedule a specific deferral period. Information for each of the NEOs is set forth below relating to the Deferred Compensation Plan.

The Deferred Compensation Plan has been amended to comply with the requirements of Section 409A of the Code.

Table 8: Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Pinchuk	—	$49,518	$(7,849)	—	$3,531,772
Pagliari	$3,591	11,769	15,629	$36,667	778,690
Ward	—	—	5,979	—	140,406
Kassouf	—	14,012	(8,500)	—	83,632
Moreno	—	10,185	(40,690)	—	1,001,721

(1)

Amounts reported as Executive Contributions are discussed in footnote 7 to the Summary Compensation Table and amounts reported as Registrant Contributions are reported in the “Other Compensation” column of the Summary Compensation Table.

(2)	These amounts were deferred in prior years. Mr. Pagliari’s distribution was paid according to a scheduled deferral election.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior Annual Meetings of Shareholders: Mr. Pinchuk—$2,460,166; Mr. Pagliari—$8,120; Mr. Ward—$81,623; Mr. Kassouf—$46,912; and Ms. Moreno—$1,152,251.

POTENTIAL PAYMENTS ON CHANGE IN CONTROL

AND OTHER EMPLOYMENT-RELATED AGREEMENTS

We have change in control agreements with the NEOs to provide continued compensation and benefits in the event of a change in control as defined in the agreements. The agreements are for one-year terms and are automatically extended each year for another one year term, unless notice is given. The agreements also provide that if there is a change in control, then the terms will continue for 24 months.

The circumstances under which benefits are payable pursuant to the agreements generally are a change in control plus one of the following: the termination of the employee without cause by the Company or by the employee for other defined reasons within two years after a change in control; or the termination of the officer’s employment by the Company without cause in anticipation of a change in control. Under these agreements, a “change in control” is a defined term that includes a merger or similar transaction involving the Company, a third party acquiring more than 25% of the shares which includes, in general, a person or entity becoming a 25% or greater shareholder of the Company, a covered removal of directors on the Company’s Board, or a liquidation of the Company.

Benefits under the change in control agreements include:

•

A lump sum payment equal to two times the sum of the officer’s base salary prior to termination and bonus or incentive compensation “target” for the fiscal year in which the termination of employment occurs or, if higher, for the fiscal year in which the change in control of the Company occurs;

•

All annual bonus or incentive awards that were earned but not yet paid are to be paid, and all annual bonus or incentive awards that were not yet earned are deemed to have been earned pro rata, as if the performance goals were attained as of the effective date of the change in control, based on the individual’s target award opportunity for the fiscal year multiplied by the percentage of the fiscal year elapsed as of the date of the change in control;

•	Continuation of health, disability, life and other insurance benefits for two years;

•	Two years’ credit for service for the purposes of any pension benefit plan in which the officer participated;

•	401(k) Plan matching payments will be given for two years;

•	Payment of any accrued but unpaid compensation; and

•	A reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the officer.

Such benefits under the agreements are payable regardless of the former officer seeking or obtaining employment following termination, provided that the level of any health, disability, life or other insurance benefits are to be reduced if the executive officer obtains other employment.

Our current outstanding equity compensation plans also provide accelerated vesting in the event of a change in control. Except to the extent that the Committee provides a result more favorable to holders of awards, in the event of a change in control:

•	Each holder of a performance share or performance unit that has been earned but not yet paid will receive cash or Company shares equal to the value of the performance share and/or performance unit;

•	All outstanding options will vest automatically;

•	Restricted stock that is not vested before a change in control will vest on the date of the change in control;

•	All performance shares or units that have not vested will vest assuming maximum performance levels for the entire period;

•	Any cash portion of long-term performance-based units will vest at the maximum award opportunity; and

•

All RSUs will vest at maximum if the change in control occurs in the first year of the plan period; if the change in control occurs in the second or third year of the plan period, the RSUs will vest at the actual performance level achieved.

Under the 2011 Incentive Stock and Awards Plan, accelerated vesting will only be provided for certain awards granted under that plan if there is a termination of employment following a change in control, except to the extent the Committee provides a result more favorable to holders of awards.

In 2009, the Company entered into retention agreements (the “Retention Agreements”) with three of our then current executive officers, none of whom is or was a named executive officer in the Summary Compensation Table, and certain other key employees, including Mr. Pagliari, who was not an executive officer at the time. In 2010, the Company entered into a Retention Agreement with Ms. Moreno. The Retention Agreements were intended to help ensure that the Company continued to retain the services of these employees as well as to motivate these individuals in challenging economic times. Under the Retention Agreements, the employee is entitled to receive a stated cash payment three years from the grant date, provided that the individual remains employed by the Company through such date. Potential cash payments to our current executive officers vary between 69% and 98% of base salaries at the time of grant; Mr. Pagliari’s potential payment represents 98% of his then-current base salary and Ms. Moreno’s potential payment represents 85% of her then-current base salary. Payment may be accelerated upon a change in control of the Company; payment may be accelerated and prorated if the employee is terminated as a result of a divestiture of a business unit, or in the event of death, disability or retirement after the first anniversary of the grant date. The retention amount may be forfeited or reduced if the Company becomes aware that the employee has engaged in specified types of activities deemed to be detrimental to the Company.

The following table sets forth the estimated current value of benefits that could be paid to our NEOs upon a change in control under the individual change in control agreements with the NEOs (for Mr. Pagliari and Ms. Moreno these amounts also include payments pursuant to their Retention Agreements). These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur.

Table 9: Potential Payments on Change in Control

Name	Severance Amount(1)	Pension Enhancement(2)	Early Vesting of Stock Options(3)	Early Vesting of Long-term Performance- Based Units(4)	Other(5)	Estimated Tax Gross Up(6)	Total
Pinchuk	$3,708,000	$547,614	$1,606,000	$11,702,382	$20,064	—	$17,584,060
Pagliari	1,279,250	166,270	86,724	1,269,145	270,536	—	3,071,925
Ward	1,577,990	516,863	548,140	4,456,534	21,151	—	7,120,678
Kassouf	1,372,700	204,557	317,135	2,148,465	20,730	—	4,063,587
Moreno	1,127,285	155,380	200,750	1,409,868	295,366	—	3,188,649

(1)

This amount represents two times the sum of his or her base salary immediately prior to the termination of employment and the bonus or incentive compensation opportunity at the “target” level for the fiscal year in which the termination of employment occurs or, if higher, for the fiscal year in which the change in control of the Company occurs, as specified by the change in control agreements. These amounts are based on the 2011 base salary and 2011 annual incentive target amounts.

(2)

This amount represents the present value of an additional two years of service under the Pension Plans and an additional two years of 401(k) Plan matching payments, as specified by the change in control agreements. These amounts are based on the calculation included in the footnotes to the Pension Benefits table.

(3)

Outstanding unvested stock options would become vested upon a change in control. The amounts shown represent the value of such unvested stock options based on our closing stock price on December 30, 2011, of $50.62.

(4)

These amounts represent the value of the unvested performance-based share units and performance-based RSUs held by the executive, which become vested upon a change in control, based on our closing stock price on December 30, 2011, of $50.62.

(5)

These amounts include payments for two years of life insurance and medical and dental benefits, as specified by the change in control agreements. In addition, for Mr. Pagliari and Ms. Moreno, these amounts also include the value of the Retention Agreements discussed above, which would become vested upon a change in control.

(6)	The agreements do not provide a tax gross up; however, they do allow for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

In addition to the agreements discussed in this section, the NEOs also participate in, and will be entitled to payments under, the various retirement and deferred compensation plans discussed above under “Defined Benefit Plans” and “Non-qualified Deferred Compensation.”

COMPENSATION AND RISK

The Company performed a risk assessment to determine whether the amount and make-up of the compensation paid to our associates promotes excessive risk-taking. This assessment examined the following factors: overall compensation program design; performance metrics and goal setting; administrative procedures; and communication as well as disclosure. To further evaluate the risks associated with our compensation program, the Company’s internal audit function identified the internal controls within our compensation plans and policies and mapped these controls to the tests performed under the framework used by the Company to evaluate its internal controls for financial reporting purposes.

With regard to compensation plans for our senior executives, whose actions may expose the Company to the most significant business risks, the Company believes that our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value without unduly exposing the Company to material adverse risks. In addition to the internal controls mentioned above, we believe the following factors also mitigate the likelihood of excessive risk-taking: stock ownership guidelines, annual caps on cash bonuses, the mix of compensation comprised of long-term equity, formal recoupment policies and the discretion granted to the Organization and Executive Compensation Committee to monitor payouts.

Therefore, as a result of this assessment, we have concluded that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

ITEM 3:	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, publicly-traded companies, such as Snap-on, are required to hold an advisory vote of their shareholders to approve the compensation of named executive officers, as disclosed in the company’s proxy statement pursuant to the SEC’s Regulation S-K Item 402; Snap-on discloses those items in “Compensation Discussion and Analysis” and “Executive Compensation Information” herein. The Company currently holds these votes annually.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation program to attract and retain high quality executive officers, to pay for operating performance funded by positive financial results, to pay at competitive levels, to increase the percentage of pay-at-risk with increasing levels of responsibility and to encourage adherence to the Company’s values of integrity, respect and uncompromising safety. A significant portion of our executive officers’ compensation is at risk, reflecting the Company’s philosophy that individuals should be rewarded for performance that contributes to Snap-on achieving its long-term and short-term strategic business objectives. In addition, the Company also seeks to reward its executive officers for operating performance, as well as the accomplishment of corporate and personal performance goals. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the long and short term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Organization and Executive Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 4:	SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Company has been advised that the Treasurer of the State of North Carolina Equity Investment Pooled Trust, represented by the North Carolina State Treasurer, 325 North Salisbury Street, Raleigh, North Carolina 27603, intends to present a shareholder proposal at the 2012 Annual Meeting of Shareholders. The proponent of the proposal continuously owned 84,256 shares of our common stock for one year prior to October 12, 2011, the date it submitted the proposal.

In accordance with SEC rules, the proposal and supporting statement submitted by the shareholder are presented below and are quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement. For the reasons set forth in the Company’s Statement in Opposition to the Shareholder Proposal, which immediately follows the proposal, our Board of Directors recommends that shareholders vote AGAINST this proposal.

“PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Snap-On Incorporated urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted on behalf of the Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust by the North Carolina State Treasurer, the investment fiduciary for the North Carolina Retirement System. The Harvard Law School Shareholder Rights Project represented and advised the North Carolina State Treasurer in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value. Over the past decade, many S&P 500 companies have declassified their board of directors.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.”

COMPANY STATEMENT IN OPPOSITION OF THE SHAREHOLDER PROPOSAL

The Board of Directors recommends a vote AGAINST the shareholder proposal.

The Company, its Board of Directors and the Corporate Governance and Nominating Committee regularly review and evaluate a broad range of corporate governance issues, policies and practices, as well as the most appropriate path for the Company to follow to meet its, and our shareholders’, particular needs and best interests. The proponent’s supporting statement refers to general trends in corporate governance and academic studies as the reasons that shareholders should support this proposal without stating any specific reasons why declassifying our Board of Directors would specifically benefit our Company or our shareholders. The Board does not believe that there is a single formula that can be applied uniformly to all types of companies without regard to their business, industry, structure or other company-specific factors. After careful consideration, we have determined that the declassification of the Company’s Board of Directors would not be in the best interests of the Company or its shareholders at this time for the reasons described below. Therefore, the Board of Directors recommends a vote AGAINST the shareholder proposal.

Enhanced Board Independence. We believe that the independence of our non-employee directors is enhanced by serving three-year terms. This longer term of service makes our non-management directors less susceptible to pressure from management or any special interest groups, as well as from potential short-term shareholders, who might have an agenda contrary to the best interests of our long-term shareholders.

Continuity. Under the Company’s Certificate of Incorporation and Bylaws, the Board of Directors is divided into three nearly equal classes, with the term of office of one class expiring each year. Thus, shareholders annually elect approximately one-third of our Board of Directors. This structure is designed to provide continuity, as well as ensure that there are directors serving on our Board that have substantial knowledge about the Company, our culture, our business and our strategic goals. The three-year term also serves to emphasize to directors the commitment required of them as board members. We believe that encouraging these qualities among directors benefits our shareholders. The classified Board structure also contributes to more effective mid- and long-term planning and helps us attract, as well as retain, directors who are willing to make long-term commitments of their time and energy to contribute to the Company’s success. We believe that an experienced, knowledgeable and committed Board is most equipped to make decisions that are in the best interests of our shareholders.

Balancing with Regular Rotation of the Board. While the Company values continuity on the Board, it also understands the benefits of fresh approaches and ways of thinking that new directors can provide. The Company has therefore actively sought out individuals who could bring different viewpoints and experience, and during the past five years, five new directors have been added to the Board. In addition, the Company’s Corporate Governance Guidelines set a maximum age above which directors cannot normally be re-nominated for service on the Board, further helping to assure appropriate rotation of Board membership. We believe that these practices, when combined with a classified Board structure, strike an appropriate balance between continuity and new perspectives.

Protecting Shareholder Value. The proposal does not link Snap-on’s performance as a company to our Board structure; it only cites generalized marketplace studies that have nothing to do with Snap-on. Indeed, the Company’s recent performance has been strong. For example, the five-year cumulative total shareholder return on Snap-on common stock between December 31, 2006 and December 31, 2011 was 21.0% as compared to negative 1.2% for the S&P 500, assuming dividends were reinvested. In addition, from fiscal 2005 to fiscal 2011 the Company improved its operating income margin (before financial services) from 6.5% of sales to 13.5% of sales, Snap-on’s highest level of achievement in at least the last twenty years. Additionally, Snap-on has paid uninterrupted and unreduced quarterly cash dividends to its shareholders from 1939 to the present; the Company also increased the amount of its dividend in both fiscal 2011 and fiscal 2010.

Further, a classified Board structure does not prevent unsolicited takeover attempts from resulting in a successful acquisition of the Company. Rather, it may encourage a party seeking control of the Company to initiate discussions with the Board, who may then be in an enhanced position to negotiate a higher price or more favorable terms for shareholders. The classified Board structure actually increases our Board’s ability to seek the best results for shareholders in a potential takeover situation by preventing the replacement of a majority of our directors with hostile nominees at a single annual meeting. This provides incumbent directors with an opportunity to evaluate the adequacy and fairness of any unsolicited takeover attempt, as well as the time and leverage to negotiate and to weigh alternative methods of maximizing value for all shareholders. It also helps to prevent a small but vocal minority shareholder, who may have short term rather than long term interests, from exercising disproportionate influence on the Company.

While our classified Board structure may be seen as a short-term defense to an unsolicited takeover attempt, the Company has taken actions in recent years to balance anti-takeover measures with the interests of shareholders in the potential benefits of an acquisition. The Company voluntarily let its shareholder rights plan expire and did not implement a new plan. In addition, the Company increased the ownership threshold required for triggering the provisions of its change in control agreements with our executive officers and reduced the potential payments under these agreements. These actions were also taken in the interests of our shareholders so as to not prohibit any legitimate takeover attempt of the Company.

Accountability to Shareholders. The Board does not believe that the accountability of directors would be enhanced by annual elections. All of our directors, whether or not they are up for election in a particular year, are equally accountable to shareholders and are required to uphold the same fiduciary duties to the Company and our shareholders. Directors elected to three-year terms are no more insulated from their responsibilities to shareholders than directors that are elected annually. Additionally, the Company meets all applicable regulatory requirements with respect to director independence and corporate governance, which provides our shareholders with further comfort regarding the performance and accountability of our directors.

Our directors’ accountability to shareholders is further promoted by other measures adopted by the Board, including majority voting for directors and our advance resignation policy for directors. Under this policy, as set forth in our Corporate Governance Guidelines, in order to be nominated for service as a director, an individual must submit an irrevocable letter of resignation contingent upon that person not receiving the required vote for re-election. If an individual does not receive the required vote, the Corporate Governance and Nominating Committee is required to promptly consider and recommend to the Board whether to accept the resignation. In addition, through the Company’s annual advisory vote on executive compensation, shareholders are able to provide input to the Board and to our Organization and Executive Compensation Committee regarding our executive compensation program and decisions.

Our Board has implemented policies and procedures focused on the quality of our directors and the effective functioning of the Board. The Corporate Governance and Nominating Committee is required to review each director’s performance annually. Our Board, in conjunction with the Corporate Governance and Nominating Committee, is also required to conduct an annual self-assessment to determine whether it and its committees are performing effectively. In addition, our directors are required to notify the Company of any change of employer, primary occupation or occupational responsibilities from when the director was elected to the Board so that the Board may review the appropriateness of the director remaining on the Board given the changed circumstances.

Effect of the Shareholder Proposal

It should be noted that this proposal is non-binding and requests that the Board take the steps necessary to eliminate our classified Board structure. Therefore, if approved, this proposal would not automatically eliminate our classified Board structure. In order to declassify our Board, a formal amendment to our Certificate of Incorporation would need to be recommended by the Board and submitted to shareholders for approval at a future meeting. Approval of such an amendment would require the affirmative vote of the holders of at least 80% of our shares entitled to vote in the election of directors. In addition, the Board would have to approve an amendment to our Bylaws.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE COMPANY’S BOARD OF DIRECTORS.

OTHER INFORMATION

Transactions with the Company

Snap-on discourages transactions, other than ordinary course purchase and sales of goods on standard commercial pricing and terms, with the potential for a financial conflict of interests between the Company on the one hand and its executive officers or directors (or related parties) on the other hand. Under Snap-on’s practices, any such transactions that do occur must be on a basis that is fair and reasonable to the Company and in accordance with Snap-on’s written Code of Business Conduct and Ethics and Corporate Governance Guidelines and other Company and Board policies. However, Snap-on does not have specific guidelines either permitting or prohibiting particular kinds of transactions. Any such transaction also must be approved by a disinterested majority of either the Board or an appropriate committee of the Board and periodically reviewed by the Board or appropriate Board committee thereafter. The Company requires directors and executive officers to disclose transactions or potential transactions to it for consideration. The Board and appropriate committees also review these matters, if any, in determining the independence of directors.

In 2011, the Company did not have any transactions with directors, executive officers or greater-than-5% shareholders requiring disclosure under applicable SEC rules. However, please see “Corporate Governance Practices and Board Information—Board Information” above for certain matters that the Board considered in determining director independence.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2011 our executive officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. The Company files the required reports on behalf of our executive officers and directors.

Dividend Reinvestment and Direct Stock Purchase Plan

The Dividend Reinvestment and Direct Stock Purchase Plan, established in 1997, provides for automatic dividend reinvestment in shares of common stock and allows shareholders and investors the opportunity to purchase shares of common stock directly without using a broker through a variety of methods including:

•	investments of cash dividends on all or a portion of common stock that the person already owns; and

•	periodic cash investments of more than $100 per investment, up to an annual maximum of $150,000.

Shares acquired under these methods will generally be purchased in the open market but may, at Snap-on’s option, consist of newly issued shares. Shares will be purchased at 100% of the average of the high and low prices of the common stock on the day of purchase. For purchasers, there are no participation, commission or administrative fees.

More information, including a prospectus, is available from Computershare Trust Company, N.A., our transfer agent, at 1-800-446-2617 (in the United States) or 781-575-2723 (outside the United States), or as otherwise provided in the Annual Report.

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement, without charge, to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, WI 53143.

Copy of Annual Report

A copy (without exhibits) of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2011, will be provided without charge to each record or beneficial owner of shares of the Company’s common stock as of February 27, 2012 (the “Record Date”), on the written request of that person directed to the Office of the Corporate Secretary as set forth on page 4 of this Proxy Statement. In addition, copies are available on the Company’s website at www.snapon.com. The Company has made references to information contained on or available through its website for your use as background information only. You should not consider this information part of this Proxy Statement.

APPENDIX A

SNAP-ON INCORPORATED

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS1

A director may not be considered independent if the director does not meet the criteria for independence by the New York Stock Exchange (the “NYSE”) and applicable law. A director is not considered independent under the NYSE criteria if the Board of Directors finds that the director has a material relationship with Snap-on Incorporated or the subsidiaries in its consolidated group (the “Company”). Under the NYSE rules:

1. A director who is an employee, or whose Immediate Family Member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2. A director who receives, or whose Immediate Family Member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an Immediate Family Member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3. A director is not independent if (A) the director, or an Immediate Family Member, is a current partner of a firm that is the Company’s current internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an Immediate Family Member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director, or an Immediate Family Member, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4. A director who is employed, or whose Immediate Family Member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5. A director who is an executive officer or an employee, or whose Immediate Family Member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.2

[1]	Any defined terms used herein shall have such meaning as set forth in the NYSE’s listing standards regarding the independence of directors.

[2]	In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or Immediate Family Member’s current employer; the Company need not consider former employment of the director or Immediate Family Member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

A-1

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships:    A director is not independent if any payments by the Company to a business employing, or 10% or more owned by, a director or an Immediate Family Member of a director for goods or services, or other contractual arrangements, are not (i) made in the ordinary course of business and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Professional Services:    A director is not independent if the director, or an Immediate Family Member is (i) a partner of or of counsel to a law firm that provides legal services for the Company, or (ii) a partner, officer or employee of an investment bank or consulting firm that provides investment banking or consulting services for the Company.

Personal Services:    A director who provides personal services to the Company is not independent unless (i) the Board has reviewed and approved such personal services in advance of the personal services being provided and (ii) the personal services provided are disclosed in the Company’s proxy statement.

Relationships with Not-for-Profit Entities:    A director is not independent if the director, or an Immediate Family Member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives contributions from the Company unless that foundation, university or other not-for-profit organization provides demonstrable services to the Company, its employees, or the Company’s employees’ families.

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2012.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/sna • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the USA,

      US territories & Canada any time on a touch tone

      telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded

      message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote “FOR” Items 1, 2 and 3, and “AGAINST” Item 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 – Karen L. Daniel	☐	☐	☐	02 – Nathan J. Jones	☐	☐	☐	03 – Henry W. Knueppel	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2012.	☐	☐	☐

3.	Advisory vote to approve the compensation of Snap-on Incorporated’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.	☐	☐	☐

4.	Advisory vote on a shareholder proposal regarding declassification of the Board of Directors, if properly presented.	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation’s name by an authorized officer. If a partnership, please sign in partnership’s name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of a convenient way by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed on the reverse side in the gray bar. The number that appears in the gray bar on the reverse must be used to access the system.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Snap-on Incorporated

2801 80TH STREET

KENOSHA, WI 53143

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Nicholas T. Pinchuk and Irwin M. Shur as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 27, 2012, at the IdeaForge located within the Snap-on Innovation Works at the Company’s headquarters, 2801 80th Street, Kenosha, WI 53143, at 10:00 a.m., Central Time, on Thursday, April 26, 2012, or at any adjournment thereof.

If no choice is specified, this Proxy will be voted “FOR” the Director nominees in the Proxy Statement, “FOR” Items 2 and 3, and “AGAINST” Item 4. In the absence of an instruction to the contrary, this Proxy will be voted in the accordance with the recommendations of the Board of Directors on the proposals stated herein and at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated. Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.